Filed Pursuant to Rule 424(b)(3)

Registration No. 333-239410

PROSPECTUS

$850,000,000

OFFER TO EXCHANGE

New $850,000,000 4.375% Senior Notes due 2029 and Guarantees,

that have been registered under the Securities Act of 1933

for

$850,000,000 4.375% Senior Notes due 2029 and Guarantees

The Exchange Offer will expire at 5:00 p.m., New York City time,

on August 13, 2020, unless extended.

The Exchange Notes:

We are offering to exchange:

•

New $850,000,000 4.375% Senior Notes due 2029 (the “new notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for outstanding unregistered $850,000,000 4.375% Senior Notes due 2029 (the “old notes” and, together with the new notes, the “notes”).

•

The terms of the new notes offered in the exchange offer are substantially identical to the terms of the old notes, except that the new notes will be registered under the Securities Act and certain transfer restrictions, registration rights and additional interest provisions relating to the old notes do not apply to the new notes.

Material Terms of the Exchange Offer:

•	The exchange offer expires at 5:00 p.m., New York City time, on August 13, 2020, unless extended.

•	Upon expiration of the exchange offer, all old notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of the new notes.

•	You may withdraw tendered old notes at any time prior to the expiration of the exchange offer.

•	The exchange offer is not subject to any minimum tender condition, but is subject to customary conditions.

•

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it may be a statutory underwriter and that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes. The Letter of Transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.

•	There is no existing public market for the old notes or the new notes. We do not intend to list the new notes on any securities exchange or quotation system.

Investing in the new notes involves risks. See “Risk Factors” beginning on page 7.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated July 15, 2020

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates, and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where any such offer is unlawful, where the person making such offer is not qualified to do so, or to any person who cannot legally be offered the securities.

This exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of old notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

We have filed with the U.S. Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 with respect to the new notes. This prospectus, which forms part of the registration statement, does not contain all the information included in the registration statement, including its exhibits. Further, this prospectus incorporates important business and financial information about us by reference to other documents filed with the SEC. For further information about us and the notes described in this prospectus, as well as our business and financial information, you should refer to the registration statement, its exhibits, and the documents incorporated by reference herein. In addition, statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including the exhibits and schedules, as well as the other documents incorporated by reference herein, are available at the SEC’s website at www.sec.gov.

You may also obtain this information without charge by writing or telephoning us. See “Where You Can Find More Information” and “Incorporation by Reference” below.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated herein by reference, includes “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions, and are not historical facts and typically are identified by use of terms such as“may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements included herein represent management’s current judgment and expectations, but our actual results, events and performance could differ materially from those expressed or implied by forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as is required under U.S. federal securities laws. Our business is subject to numerous risks and uncertainties, including those relating to fluctuations in our operating results; our substantial dependence on developing new products and achieving design wins; our dependence on a few large customers for a substantial portion of our revenue; a loss of revenue if contracts with the United States government or defense and aerospace contractors are canceled or delayed or if defense spending is reduced; our dependence on third parties; risks related to sales through distributors; risks associated with the operation of our manufacturing facilities; business disruptions resulting from natural disasters, extreme weather conditions and public health issues, including the outbreak of COVID-19; poor manufacturing yields; increased inventory risks and costs due to timing of customer forecasts; our inability to effectively manage or maintain evolving relationships with platform providers; risks from international sales and operations; economic regulation in China; changes in government trade policies, including imposition of tariffs and export restrictions; our ability to implement innovative technologies; underutilization of manufacturing facilities as a result of industry overcapacity; we may not be able to borrow funds under our credit facility or secure future financing; we may not be able to generate sufficient cash to service all of our debt; restrictions imposed by the agreements governing our debt; volatility in the price of our common stock; damage to our reputation or brand; fluctuations in the amount and frequency of our stock repurchases; our recent acquisitions and other strategic investments could fail to achieve financial or strategic objectives; our ability to attract, retain and motivate key employees; our reliance on our intellectual property portfolio; claims of infringement of third-party intellectual property rights; security breaches and other similar disruptions compromising our information; theft, loss or misuse of personal data by or about our employees, customers or third parties; warranty claims, product recalls and product liability; and risks associated with environmental, health and safety regulations and climate change. These and other risks and uncertainties, which are described in more detail under Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K and in other reports and statements that we file with the SEC, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the Company or other matters attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. You are cautioned not to place undue reliance on these forward-looking statements. Please review “Risk Factors” in this prospectus and our SEC filings incorporated by reference in this prospectus for a discussion of the factors, risks and uncertainties that could affect our future results.

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SUMMARY

This summary highlights selected information from this prospectus and is therefore qualified in its entirety by the more detailed information appearing elsewhere, or incorporated by reference, in this prospectus. It may not contain all the information that is important to you. We urge you to read carefully this entire prospectus and the other documents to which it refers to understand fully the terms of the new notes. All references in this prospectus to “Qorvo,” “the Company,” “our company,” “we,” “us,” “our,” and similar terms refer to Qorvo, Inc., a Delaware corporation, and its subsidiaries on a consolidated basis.

Our Business

We are a leader in the development and commercialization of technologies and products for wireless and wired connectivity. We combine a broad portfolio of innovative radio frequency (“RF”) solutions, highly differentiated semiconductor technologies, systems-level expertise and global manufacturing scale to supply a diverse set of customers a broad range of products that enable a more connected world.

Our design expertise and manufacturing capabilities span multiple semiconductor process technologies. Our primary wafer fabrication facilities are in North Carolina, Oregon and Texas, and our primary assembly and test facilities are in China, Costa Rica, Germany and Texas. We also source multiple products and materials through external suppliers. We operate design, sales and other manufacturing facilities throughout Asia, Europe and North America.

We have two reportable segments: Mobile Products (“MP”) and Infrastructure and Defense Products (“IDP”). MP is a global supplier of cellular, ultra-wide band (“UWB”) and Wi-Fi solutions for a variety of high-volume markets, including smartphones, wearables, laptops, tablets and Internet of Things (“IoT”) applications. IDP is a global supplier of RF, system-on-a-chip (“SoC”) and power management solutions for wireless infrastructure, defense, smart home, automotive and other IoT applications. Our MP segment supplies consumer products with a shorter life cycle, to a small set of large global customers. Our IDP segment supplies a diverse portfolio of products, that generally have longer life cycles, to a broad base of customers.

Company Information

We were incorporated in Delaware in 2013. Our principal executive office is located at 7628 Thorndike Road, Greensboro, North Carolina 27409-9421 and our telephone number is (336) 664-1233. Our common stock is listed on the Nasdaq Global Select Market under the symbol “QRVO.”

Risk Factors

Our success in achieving our objectives and expectations is dependent upon, among other things, general economic conditions, competitive conditions and certain other factors that are specific to our company and/or the markets in which we operate. These factors are set forth in detail under the heading “Risk Factors” in this prospectus and under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 28, 2020. We encourage you to review carefully these risk factors and any other risk factors in our SEC filings that are incorporated herein by reference. Furthermore, this prospectus contains forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those factors under the headings “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

The Exchange Offer

Below is a summary of the material terms of the exchange offer. We are offering to exchange the new notes for the old notes. The terms of the new notes offered in the exchange offer are substantially identical to the terms of the old notes, except that the new notes will be registered under the Securities Act and certain transfer restrictions, registration rights and additional interest provisions relating to the old notes do not apply to the new notes. For more information, see “The Exchange Offer,” which contains a more detailed description of the terms and conditions of the exchange offer.

Background	On September 30, 2019, we completed a private placement of $350,000,000 aggregate principal amount of 4.375% Senior Notes due 2029, on December 20, 2019, we completed a private placement of an additional $200,000,000 aggregate principal amount of 4.375% Senior Notes due 2029, and on June 11, 2020, we completed a private placement of an additional $300,000,000 aggregate principal amount of 4.375% Senior Notes due 2029. In total, we issued $850,000,000 aggregate principal amount of old notes in the three private placements. In connection with each offering, we entered into substantially similar registration rights agreements with the initial purchasers of the old notes in which we agreed, among other things, to complete this exchange offer for the old notes.

Old Notes	$850,000,000 4.375% Senior Notes due 2029 that have not been registered under the Securities Act.

New Notes	$850,000,000 4.375% Senior Notes due 2029 that have been registered under the Securities Act.

The Exchange Offer	We are offering to issue registered new notes in exchange for a like principal amount and like denomination of our unregistered old notes of the same series. We are offering to issue these registered new notes to satisfy our obligations under the registration rights agreements. You may tender your old notes for exchange by following the procedures described below and in the section entitled “The Exchange Offer” in this prospectus.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on August 13, 2020, unless we extend the exchange offer.

Procedures for Tendering

If you decide to exchange your old notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. To tender old notes, you must complete and sign the letter of transmittal accompanying this prospectus (the “Letter of Transmittal”) in accordance with the instructions contained in it and forward it by mail, email, facsimile or hand delivery, as applicable, together with any other documents required by the Letter of Transmittal, to the exchange agent, either with the old notes to be tendered or in compliance with the specified procedures for guaranteed delivery of old notes. Certain brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. Holders of old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender old notes pursuant to the exchange offer. See

“The Exchange Offer—Exchange Offer Procedures,” “The Exchange Offer—Book-Entry Transfers” and “The Exchange Offer—Guaranteed Delivery Procedures.”

Withdrawal	You may withdraw any old notes that you tender for exchange at any time prior to the expiration of the exchange offer. See “The Exchange Offer—Withdrawal Rights.”

Acceptance of Old Notes for Exchange; Issuance of New Notes	Subject to certain conditions, we intend to accept for exchange any and all old notes that are properly tendered in the exchange offer before the expiration time. If we decide for any reason not to accept any old notes you have tendered for exchange, those old notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. The new notes will be delivered promptly after the expiration time. See “The Exchange Offer—Acceptance of Old Notes for Exchange; Delivery of New Notes Issued in the Exchange Offer.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, some of which we may waive in our sole discretion. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. See “The Exchange Offer—Conditions to the Exchange Offer.”

Consequences of Exchanging Old Notes	Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued by the SEC to third parties, we believe that you may offer for resale, resell or otherwise transfer the new notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if you:

•	acquire the new notes in the ordinary course of your business;

•	are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in a distribution of the new notes; and

•	you are not an “affiliate” of Qorvo, as defined in Rule 405 of the Securities Act.

If any of these conditions is not satisfied and you transfer any new notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur. Any broker-dealer that acquires new notes in the exchange offer for its own account in exchange for old notes which it acquired through market-making or other trading activities must acknowledge that it may be a statutory underwriter and that it will deliver a prospectus when it resells or transfers any new notes issued in the exchange offer. See “The Exchange Offer—Consequences of Exchanging Old Notes” and “Plan of Distribution.”

Consequences of Failure to Exchange Old Notes	All untendered old notes or old notes that are tendered but not accepted will continue to be subject to the restrictions on transfer set forth in the old notes and in the Indenture (as defined under “Description of the New Notes”) under which the old notes were issued. In general, you may offer or sell your old notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not anticipate that we will register the old notes under the Securities Act. If you do not participate in the exchange offer, the liquidity of your old notes could be adversely affected. See “The Exchange Offer—Consequences of Failure to Exchange Old Notes.”

Interest on Old Notes Exchanged in the Exchange Offer	On the record date for the first interest payment date for new notes offered hereby following the consummation of the exchange offer, holders of such new notes will receive interest accruing from the most recent date to which interest has been paid.

U.S. Federal Income Tax Consequences of the Exchange Offer	You will not realize gain or loss for U.S. federal income tax purposes as a result of your exchange of old notes for new notes to be issued in the exchange offer. For additional information, see “Material United States Federal Income Tax Considerations.” You should consult your own tax advisor as to the tax consequences to you of the exchange offer, as well as tax consequences of the ownership and disposition of the new notes.

Exchange Agent	MUFG Union Bank, N.A. is serving as the exchange agent in connection with the exchange offer. The address, email address and telephone and facsimile numbers of the exchange agent are listed in this prospectus. See “The Exchange Offer—The Exchange Agent.”

Use of Proceeds	We will not receive any proceeds from the issuance of new notes in the exchange offer. We will pay all expenses incident to the exchange offer. See “Use of Proceeds” and “The Exchange Offer—Fees and Expenses.”

The New Notes

The terms of the new notes are substantially identical to those of the old notes, except that the new notes will be registered under the Securities Act and the transfer restrictions, registration rights, and additional interest provisions applicable to the old notes do not apply to the new notes. The new notes will evidence the same debt as the old notes and will be governed by the Indenture. Accordingly, the new notes and the old notes will be considered a single class of securities under the Indenture. A brief description of the material terms of the new notes follows. For a more complete description, see “Description of the New Notes.”

Issuer	Qorvo, Inc.

Notes Offered	$850,000,000 4.375% Senior Notes due 2029 that have been registered under the Securities Act.

Maturity	The new notes will mature on October 15, 2029.

Interest	The new notes will bear interest at a rate of 4.375% per annum. Interest on the new notes will be payable semi-annually in cash in arrears on April 15 and October 15 of each year.

Guarantees	The new notes will be guaranteed, jointly, severally, fully and unconditionally (subject to certain customary release provisions), on a senior unsecured basis by our existing and future direct and indirect, 100%-owned, U.S. subsidiaries that guarantee the Company’s obligations under our existing credit facility, or any other material credit facility. The guarantees of the new notes are referred to herein as the “new guarantees.” See “Description of the New Notes—The Subsidiary Guarantors,” “Description of the New Notes—Subsidiary Guarantees” and “Description of the New Notes—Certain Covenants—Future Subsidiary Guarantors.”

Ranking	The new notes and the new guarantees will be our and the guarantors’ senior unsecured obligations, respectively, and will rank equally in right of payment with all of our and the guarantors’ present and future senior debt, including the obligations under our existing credit facility, rank senior in right of payment to our and the guarantors’ present and future subordinated debt, and will be effectively subordinated in right of payment to any of our and the guarantors’ present and future secured debt, to the extent of the value of the assets securing such debt. In addition, the new notes will be structurally subordinated to all of the liabilities of our existing and future subsidiaries that are not guaranteeing the new notes, to the extent of the assets of those subsidiaries. See “Description of the New Notes—Ranking.”

Optional Redemption	We will have the option to redeem some or all of the new notes at any time on or after October 15, 2024 at the redemption prices specified under “Description of the New Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the date of redemption. We will also have the option to redeem some or all of the new notes at any time before October 15, 2024 at a redemption price of 100% of the principal amount of the new notes to be redeemed, plus a “make-whole” premium and accrued and unpaid interest, if any, to the date of redemption.

In addition, at any time before October 15, 2024, we may redeem up to 35% of the aggregate principal amount of the notes at a redemption price equal to 104.375% of the principal amount of such notes, plus accrued and unpaid interest, if any, to the date of redemption, with the proceeds from certain equity issuances. See “Description of the New Notes—Ranking.”

Change of Control Triggering Event	If we experience a change of control triggering event, we may be required to offer to repurchase all of the new notes at 101% of their aggregate principal amount, plus accrued and unpaid interest, if any, to the repurchase date. See “Description of the New Notes—Change of Control.”

Asset Sales	If we sell certain assets, under certain circumstances we may be required to offer to purchase the new notes at 100% of their aggregate principal amount, plus accrued and unpaid interest, if any, to the repurchase date. See “Description of the New Notes—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

Certain Covenants	The Indenture contains covenants that limit, among other things, our ability and the ability of some of our subsidiaries to:

•	incur additional debt;

•	pay dividends, make other distributions or repurchase or redeem our capital stock;

•	prepay, redeem or repurchase certain debt;

•	make loans and investments;

•	sell, transfer or otherwise dispose of assets;

•	incur or permit to exist certain liens;

•	enter into certain types of transactions with affiliates;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	consolidate, amalgamate, merge or sell all or substantially all of our assets.

Form and Denominations	We will issue the new notes in fully registered form, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Each of the new notes will be represented by one or more global notes registered in the name of a nominee of The Depository Trust Company (“DTC”). You will hold a beneficial interest in one or more of the new notes through DTC, and DTC and its direct and indirect participants will record your beneficial interest in their books. Except under limited circumstances, we will not issue certificated new notes.

Trustee	MUFG Union Bank, N.A.

RISK FACTORS

We have included discussions of cautionary factors describing risks relating to our business and an investment in our securities in our Annual Report on Form 10-K for the fiscal year ended March 28, 2020, which is incorporated by reference into this prospectus. Additional risks related to the new notes are described in this prospectus. Before tendering old notes in the exchange offer, you should carefully consider the risk factors we describe in this prospectus and in any report incorporated by reference into this prospectus, including our most recent Annual Report on Form 10-K. Any or all of these risk factors could have a material adverse effect on our business, results of operations, cash flows and/or financial condition and thus cause the value of the notes to decline. Furthermore, although we discuss key risks in the following risk factor descriptions, additional risks not currently known to us or that we currently deem immaterial also may impair our business. Our subsequent filings with the SEC may contain amended and updated discussions of significant risks. We cannot predict future risks or estimate the extent to which they may affect our financial performance.

Risks Related to the New Notes

We may not be able to generate sufficient cash flow to service all of our debt, including the new notes, and may be forced to take other actions to satisfy our obligations under our debt, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations, including the new notes, and to fund working capital, planned capital expenditures and expansion efforts and any strategic alliances or acquisitions we may make in the future depends on our ability to generate cash in the future and our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our debt, including the new notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may face liquidity issues and be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our debt, including the new notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service and other obligations. Additionally, the agreements governing our existing credit facility, the indenture governing our 7.00% Senior Notes due 2025 (the “2025 notes” and such indenture, as amended, modified or supplemented, the “2015 Indenture”), the indenture governing our 5.50% Senior Notes due 2026 (the “2026 notes” and such indenture, as amended, modified or supplemented, the “2018 Indenture” and, collectively with the 2015 Indenture and the Indenture, the “Indentures”) and the Indenture limit the use of the proceeds from any disposition; as a result, we may not be allowed, under these documents, to use proceeds from such dispositions to satisfy our debt service obligations. Further, we may need to refinance all or a portion of our debt on or before maturity, and we cannot assure you that we will be able to refinance any of our debt on commercially reasonable terms or at all.

The agreements and instruments governing our debt impose restrictions that may limit our operating and financial flexibility.

The credit agreement governing our existing credit facility and the Indentures contain a number of significant restrictions and covenants that limit our ability to:

•	incur additional debt;

•	pay dividends, make other distributions or repurchase or redeem our capital stock;

•	prepay, redeem or repurchase certain debt;

•	make loans and investments;

•	sell, transfer or otherwise dispose of assets;

•	incur or permit to exist certain liens;

•	enter into certain types of transactions with affiliates;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	consolidate, amalgamate, merge or sell all or substantially all of our assets.

These covenants could have the effect of limiting our flexibility in planning for or reacting to changes in our business and the markets in which we compete. In addition, our existing credit facility requires us to comply with certain financial maintenance covenants. Operating results below current levels or other adverse factors, including a significant increase in interest rates, could result in our being unable to comply with the financial covenants contained in our existing credit facility. If we violate covenants under our existing credit facility and are unable to obtain a waiver from our lenders, our debt under our existing credit facility would be in default and could be accelerated by our lenders. Because of cross-default provisions in the agreements and instruments governing our debt, a default under one agreement or instrument could result in a default under, and the acceleration of, our other debt. If our debt is accelerated, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if we are able to obtain new financing, it may not be on commercially reasonable terms or on terms that are acceptable to us. If our debt is in default for any reason, our business, financial condition and results of operations could be materially and adversely affected. In addition, complying with these covenants may also cause us to take actions that are not favorable to holders of the new notes and may make it more difficult for us to successfully execute our business strategy and compete against companies that are not subject to such restrictions.

Our debt could adversely affect our financial health and prevent us from fulfilling our obligations under the new notes.

As of March 28, 2020, on an as adjusted basis, after giving effect to the issuance of the additional $300,000,000 aggregate principal amount of 4.375% Senior Notes due 2029 on June 11, 2020, we would have had outstanding debt of approximately $1,875.7 million and we would have had an additional $300.0 million of availability under our existing revolving credit facility. Our debt could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our debt obligations, including with respect to the new notes;

•	increase our vulnerability to general adverse economic and industry conditions, including interest rate fluctuations, because a portion of our borrowings will be at variable rates of interest;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions, joint ventures and investments and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the markets in which we participate;

•	limit our ability to obtain additional debt or equity financing due to applicable financial and restrictive covenants in our debt agreements;

•	place us at a competitive disadvantage compared to our competitors that may have less debt; and

•	limit our ability to borrow additional funds.

We expect to pay expenses and to pay principal and interest on current and future debt from cash provided by operating activities. Therefore, our ability to meet these payment obligations will depend on future financial performance and cash availability, which is subject in part to numerous economic, business and financial factors beyond our control. If our cash flow and capital resources are insufficient to fund our debt obligations, we may be forced to reduce or delay expansion plans and capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt.

Despite our debt levels, we and our subsidiaries may still incur significant additional debt. Incurring more debt could increase the risks associated with our substantial debt.

We and our subsidiaries may be able to incur substantial additional debt, including secured debt, in the future. The terms of the Indentures and our existing credit agreement restrict, but do not completely prohibit, us from doing so. In addition, the Indentures allow us to issue additional notes under certain circumstances, which will also be guaranteed by the guarantors. The Indentures also allow us to incur certain secured debt. The Indentures allow our non-guarantor subsidiaries, which include our foreign subsidiaries, to incur additional debt, which debt (as well as other liabilities at any such subsidiary) would be structurally senior to the new notes. In addition, the Indentures do not prevent us from incurring certain other liabilities that do not constitute indebtedness (as defined in the Indentures). If new debt or other liabilities are added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

The new notes will be structurally subordinated to all debt of our existing and future subsidiaries that do not guarantee the new notes.

You will not have any claim as a creditor against any of our existing or future subsidiaries that do not guarantee the new notes. Debt and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be structurally senior to your claims against those subsidiaries. In addition, subject to certain limitations, the credit agreement governing our existing credit facility and the Indentures permit these subsidiaries to incur additional debt and do not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries. As of March 28, 2020, our non-guarantor subsidiaries had approximately $0.4 billion of total liabilities (excluding intercompany liabilities), which would have been structurally senior to the new notes and the new guarantees.

The new notes and the new guarantees will be effectively subordinated to our existing and future secured debt.

As of March 28, 2020, we had no outstanding secured debt. Our existing credit facility and the Indentures allow us to incur certain secured debt. Obligations in respect of such secured debt will be effectively senior in right of payment to all of our and the guarantors’ obligations under the new notes and the new guarantees to the extent of the value of the collateral securing such debt. In the event of a bankruptcy, claims by the holders of the new notes will, therefore, be effectively junior to claims by our creditors under such secured debt to the extent of the realizable value of the collateral securing such debt.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

The new notes initially will be guaranteed by certain of our 100%-owned domestic subsidiaries. Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the debt evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee; and

•	was insolvent or rendered insolvent by reason of the incurrence of the guarantee; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We may not be able to repurchase the new notes upon a change of control or pursuant to an asset sale offer, which would result in a default under the Indenture and would adversely affect our business and financial condition.

Upon a change of control triggering event, as defined under the Indenture, the holders of new notes will have the right to require us to offer to purchase all of the new notes then outstanding at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. The source of funds for any such purchase of the new notes will be our available cash or cash generated from operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the new notes upon a change of control triggering event because we may not have sufficient financial resources, including the ability to arrange necessary financing on acceptable terms or at all, to purchase all of the new notes that are tendered upon a change of control triggering event. Our failure to offer to purchase all outstanding new notes or to purchase all validly tendered new notes would be an event of default under the Indenture. Such an event of default may cause the acceleration of our other debt. Our other debt also may contain restrictions on repayment requirements with respect to specified events or transactions that constitute a change of control triggering event under the Indenture.

In addition, under certain circumstances specified in the Indenture, we will be required to commence an Offer to Purchase (as defined in the Indenture) pursuant to which we must repay senior debt or make an offer to purchase a principal amount of the notes equal to the Excess Proceeds (as defined in the Indenture). The purchase price of the new notes will be 100% of their principal amount, plus accrued and unpaid interest.

Our other debt may contain restrictions that would limit or prohibit us from completing any such Offer to Purchase. Our failure to purchase any such new notes when required under the Indenture would be an event of default under the Indenture.

An active trading market may not develop for the new notes, which would limit your ability to resell the new notes.

The new notes are a new issue of securities for which there is no established trading market. We do not intend to apply for listing of the new notes on any U.S. securities exchange or for quotation through an automated dealer quotation system. The liquidity of the trading market in the new notes and the market prices quoted for the new notes may be adversely affected by changes in the overall market for this type of securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a consequence, an active trading market may not develop for the new notes, you may not be able to sell the new notes, or, even if you can sell the new notes, you may not be able to sell them at an acceptable price.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to the new notes, if any, could cause the liquidity or market value of the new notes to decline.

Our debt currently has a non-investment grade rating, and there can be no assurance that any rating assigned by the rating agencies will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency, if in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Any lowering or withdrawal of a rating by a rating agency could reduce the liquidity or market value of the new notes.

Risks Related to the Exchange Offer

Old notes that are not tendered in the exchange offer will continue to be subject to restrictions on transfer and you may have difficulty selling any old notes not exchanged.

If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes as described in the legend on the global notes representing the old notes. There are restrictions on transfer of your old notes because we issued the old notes under an exemption from the registration requirements of the Securities Act and applicable state securities laws. In general, you may offer or sell the old notes only if they are registered under the Securities Act and applicable state securities laws or offered and sold under an exemption from, or in a transaction not subject to, such registration requirements. We do not intend to register any old notes not tendered in the exchange offer, and upon consummation of the exchange offer, you will not be entitled to any rights to have your untendered old notes registered under the Securities Act. In addition, the trading market for the remaining old notes will be adversely affected depending on the extent to which old notes are tendered and accepted in the exchange offer. See “The Exchange Offer—Consequences of Failure to Exchange Old Notes.”

Some holders may need to comply with the registration and prospectus delivery requirements of the Securities Act.

In general, if you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be an underwriter and be deemed to have received restricted securities, in which case you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Any broker-dealer that (1) exchanges its old notes in the exchange offer for the purpose of participating in a distribution of the new notes or (2) resells new notes that were received by it for its own account in the exchange offer may also be deemed to have received restricted securities and will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer and be identified as an underwriter in the applicable prospectus. Any profit on the resale of the new notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

You must comply with the exchange offer procedures to receive new notes.

We will issue the new notes in exchange for your old notes only if you tender the old notes in compliance with the procedures set forth in “The Exchange Offer—Exchange Offer Procedures.” Such procedures require that you deliver a properly completed and duly executed Letter of Transmittal, or transmit an “agent’s message,” and deliver other required documents before expiration of the exchange offer. You should allow sufficient time to ensure timely delivery of the necessary documents. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange. If you are the beneficial holder of old notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person in whose name your old notes are registered and instruct that person to tender on your behalf. Old notes that are not tendered or that are tendered but not accepted by us for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act, and upon consummation of the exchange offer, certain registration and other rights under the registration rights agreements will terminate. See “The Exchange Offer—Consequences of Failure to Exchange Old Notes.”

USE OF PROCEEDS

We will not receive proceeds from the issuance of the new notes offered hereby. In consideration for issuing the new notes in exchange for old notes as described in this prospectus, we will receive old notes of like principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled.

THE EXCHANGE OFFER

General

When we issued the old notes on each of September 30, 2019, December 20, 2019 and June 11, 2020, we entered into substantially similar registration rights agreements among us, as issuer, certain of our subsidiaries, as guarantors, and the applicable representative of the initial purchasers (the “Registration Rights Agreements”). Under the Registration Rights Agreements, we agreed to:

•	file a registration statement (the “Exchange Offer Registration Statement”) with the SEC with respect to the exchange offer, to exchange the new notes for the old notes;

•	use commercially reasonable efforts to consummate the exchange offer on or prior to September 24, 2020, or the following business day in the event such date is not a business day; and

•	keep the exchange offer open for at least 20 business days.

For each old note validly tendered pursuant to the exchange offer and not validly withdrawn by the holder thereof, the holder of such old note will receive in exchange a new note having a principal amount equal to that of the tendered old note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the old notes exchanged therefor or, if no interest has been paid on the old notes, from the date of the original issue of the old notes.

Shelf Registration

If the exchange offer is not consummated, under certain circumstances and within specified time periods provided for in the Registration Rights Agreements, we are required to use commercially reasonable efforts to promptly file a shelf registration statement (the “Shelf Registration Statement”) covering resales of the old notes and related guarantees and to cause the Shelf Registration Statement to be declared effective. In such instance, we would be required to use commercially reasonable efforts to keep the Shelf Registration Statement continuously effective, supplemented and amended until the earlier of one year following the effective date of the Shelf Registration Statement or the date when all of the old notes and related guarantees covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement.

Additional Interest on Old Notes

Subject to certain limitations, we will be required to pay the holders of the old notes additional interest (as determined in accordance with the terms of the Registration Rights Agreements) on the old notes if:

•	the exchange offer is not consummated on or prior to September 24, 2020, or the following business day in the event such date is not a business day;

•	we fail to file any Shelf Registration Statement required by the Registration Rights Agreements on or before the date specified for such filing;

•	any such Shelf Registration Statement is not declared effective by the SEC (or does not become effective automatically) on or prior to the date specified for such effectiveness; or

•	any such Shelf Registration Statement is declared effective but thereafter ceases to be effective during specified time periods.

If we fail to meet these targets (each, a “registration default”), as applicable, the annual interest rate on the old notes will increase by 0.25%. The annual interest rate on the old notes will increase by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.0% per year. If we cure the registration default, the interest rate on the old notes will revert to the original level.

This summary of the provisions of the Registration Rights Agreements does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the complete text of the Registration Rights Agreements entered into on September 30, 2019, December 20, 2019 and June 11, 2020, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Terms of the Exchange Offer

This prospectus and the accompanying Letter of Transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the Letter of Transmittal, we will accept for exchange old notes that are properly tendered and not withdrawn on or before the expiration date of the exchange offer. We have agreed to use commercially reasonable efforts to keep the exchange offer open for at least 20 business days from the date notice of the exchange offer is mailed or sent to holders of the old notes. The expiration date of this exchange offer is 5:00 p.m., New York City time, on August 13, 2020, or such later date and time to which we, in our sole discretion, extend the exchange offer.

The form and terms of the new notes being issued in the exchange offer are the same as the form and terms of the old notes, except that the new notes being issued in the exchange offer:

•	will have been registered under the Securities Act;

•	will not bear the restrictive legends restricting their transfer under the Securities Act that are contained in the old notes; and

•	will not contain the registration rights and additional interest provisions that apply to the old notes.

We expressly reserve the right, in our sole discretion:

•	to extend the expiration date;

•	to delay accepting any old notes due to any extension, if applicable, of the exchange offer;

•	to terminate the exchange offer and not accept any old notes for exchange if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied; and

•	to amend the exchange offer in any manner.

We will give written notice of any extension, delay, termination, non-acceptance or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During an extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them promptly after the expiration or termination of the exchange offer.

Exchange Offer Procedures

When the holder of old notes tenders and we accept old notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying Letter of Transmittal. Except as set forth below, a holder of old notes who wishes to tender old notes for exchange must, on or prior to the expiration date of the exchange offer:

•

transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to MUFG Union Bank, N.A., the exchange agent, at the address set forth under the heading “—The Exchange Agent” below; or

•

if old notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an Agent’s Message (as defined below) to the exchange agent at the address set forth under the heading “—The Exchange Agent” below.

In addition, either:

•	the exchange agent must receive the certificates for the old notes and the Letter of Transmittal;

•

the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the old notes being tendered into the exchange agent’s account at DTC, along with the Letter of Transmittal or an Agent’s Message; or

•	the holder must comply with the guaranteed delivery procedures described under the heading “—Guaranteed Delivery Procedures” below.

The term “Agent’s Message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry transfer, referred to as a “Book-Entry Confirmation,” which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the Letter of Transmittal and that we may enforce the Letter of Transmittal against such holder.

The method of delivery of the old notes, the Letters of Transmittal and all other required documents is at the election and risk of the holder. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No Letters of Transmittal or old notes should be sent directly to us.

Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

•	by a holder of old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the Letter of Transmittal; or

•	for the account of an eligible institution.

An “eligible institution” is a firm which is a member of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

If signatures on a Letter of Transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If old notes are registered in the name of a person other than the signer of the Letter of Transmittal, the old notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.

We will determine all questions as to the validity, form, eligibility, including time of receipt, and acceptance of old notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

•	reject any and all tenders of any old note improperly tendered;

•	refuse to accept any old note if, in our judgment or the judgment of our counsel, acceptance of the old note may be deemed unlawful; and

•

waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration date, including the right to waive the ineligibility of any class of holder who seeks to tender old notes in the exchange offer.

Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the Letter of Transmittal and the instructions related thereto, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of old notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor will any such persons incur any liability for failure to give such notification.

If a person or persons other than the registered holder or holders of the old notes tendered for exchange signs the Letter of Transmittal, the tendered old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes.

If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the Letter of Transmittal or any old notes or any power of attorney, such persons should so indicate when signing and must submit proper evidence satisfactory to us of such person’s authority to so act unless we waive this requirement.

By tendering old notes, each holder will represent to us that, among other things, the person acquiring new notes in the exchange offer is acquiring them in the ordinary course of its business, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the new notes. If any holder or any such other person is an “affiliate” of ours or any subsidiary guarantor as defined in Rule 405 under the Securities Act, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the new notes, such holder or any such other person:

•	may not rely on the applicable interpretations of the staff of the SEC as set forth in no-action letters issued to third parties; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction and be identified as an underwriter in the applicable prospectus.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it may be a statutory underwriter and that it will deliver a prospectus in connection with any resale of such new notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Acceptance of Old Notes for Exchange; Delivery of New Notes Issued in the Exchange Offer

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue new notes registered under the Securities Act. For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See “—Conditions to the Exchange Offer” below for a discussion of the conditions that must be satisfied before we accept any old notes for exchange.

For each old note accepted for exchange, the holder will receive a new note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered old note. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes. Old notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Under the Registration Rights Agreements, we may be required to make additional payments in the form of additional interest to the holders of the old notes under circumstances relating to the timing of the exchange offer, as discussed under “—Additional Interest on Old Notes” above.

In all cases, we will issue new notes in the exchange offer for old notes that are accepted for exchange only after the exchange agent timely receives:

•	certificates for such old notes or a timely Book-Entry Confirmation of such old notes into the exchange agent’s account at DTC;

•	a properly completed and duly executed Letter of Transmittal or an Agent’s Message; and

•	all other required documents.

If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered old notes, or if a holder submits old notes for a greater principal amount than the holder desires to exchange, we will promptly return such unaccepted or non-exchanged old notes without cost to the tendering holder. In the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC, such non-exchanged old notes will be credited to an account maintained with DTC. We will return the old notes or have them credited to DTC promptly after the expiration or termination of the exchange offer.

Book-Entry Transfers

The exchange agent will make a request to establish an account at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s system must make book-entry delivery of old notes denominated in dollars by causing DTC to transfer the old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Such participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered old notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an Agent’s Message confirming that DTC has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce the Letter of Transmittal against such participant. Notwithstanding the foregoing, the Letter of Transmittal or facsimile thereof or an Agent’s Message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address set forth below under the heading “—The Exchange Agent” on or prior to the expiration date; or

•	comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If a holder of old notes desires to tender such notes and the holder’s old notes are not immediately available, or time will not permit such holder’s old notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the holder tenders the old notes through an eligible institution;

•

prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form we have provided, by email or facsimile transmission, mail or hand delivery, as applicable, setting forth the name and address of the holder of the old notes being tendered and the amount of the old notes being tendered. The notice of guaranteed delivery will state that the tender is being made and guarantee that within three business days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed Letter of Transmittal or Agent’s Message with any required signature guarantees and any other documents required by the Letter of Transmittal will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent receives the certificates for all physically tendered old notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed Letter of Transmittal or Agent’s Message with any required signature guarantees and any other documents required by the Letter of Transmittal, within three business days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

You may withdraw tenders of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at the address set forth under the heading “—The Exchange Agent” below. Any such notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount of such old notes; and

•	where certificates for old notes are transmitted, specify the name in which old notes are registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination will be final and binding on all parties. Any tendered old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be promptly returned to the holder of those old notes without cost to the holder. In the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC, the old notes withdrawn will be credited to an account maintained with DTC for the old notes. The old notes will be returned or credited to this account as soon as practicable after withdrawal or rejection of tender or promptly after termination of the exchange offer. Properly withdrawn old notes may be re-tendered by following one of the procedures described above under the heading “—Exchange Offer Procedures” at any time at or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

We are not required to accept for exchange, or to issue new notes in the exchange offer for, any old notes. We may terminate or amend the exchange offer at any time before the expiration date if:

•	the exchange offer would violate any applicable federal law, statute, rule or regulation or any applicable interpretation of the staff of the SEC;

•

any action or proceeding is instituted or threatened in any court or by or before any governmental agency challenging the exchange offer or that we believe might be expected to prohibit or materially impair our ability to proceed with the exchange offer;

•

any stop order is threatened or in effect with respect to either (1) the registration statement of which this prospectus forms a part or (2) the qualification of the indenture governing the new notes under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•

any law, rule or regulation is enacted, adopted, proposed or interpreted that we believe might be expected to prohibit or impair our ability to proceed with the exchange offer or to materially impair the ability of holders generally to receive freely tradable new notes in the exchange offer;

•

there is any change or a development involving a prospective change in our business, properties, assets, liabilities, financial condition, operations or results of operations taken as a whole, that is or may be adverse to us;

•

there is any declaration of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence the exchange offer; or

•	we become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the old notes or the new notes to be issued in the exchange offer.

The preceding conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion. If we do so, the exchange offer will remain open for at least five business days following any waiver of the preceding conditions. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which we may assert at any time and from time to time.

The Exchange Agent

MUFG Union Bank, N.A. (the “exchange agent”) has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the Letter of Transmittal and requests for the notice of guaranteed delivery or the notice of withdrawal to the exchange agent addressed as follows:

To: MUFG Union Bank, N.A.

By Mail or In Person:

MUFG Union Bank, N.A.

Attention: Linh Duong / Raymond Leonor

445 S. Figueroa Street, Suite 401

Los Angeles, CA 90071

By Telephone, Email or Facsimile Transmission:

Linh Duong

Tel: (213) 236-5932

Linh.duong@unionbank.com

Raymond Leonor

Tel: (213) 236-5929

Raymond.Leonor@unionbank.com

Fax: (213) 972-5695

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SHOWN ABOVE OR TRANSMISSION VIA EMAIL OR FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

We will not make any payment to brokers, dealers or others for soliciting acceptance of the exchange offer except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred by us in connection with the exchange offer, including:

•	the SEC registration fee;

•	fees and expenses of the exchange agent and the trustee;

•	accounting and legal fees;

•	printing fees; and

•	other related fees and expenses.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, the new notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the holder must pay any of these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, these taxes is not submitted with the Letter of Transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange Old Notes

Holders who desire to tender their old notes in exchange for new notes should allow sufficient time to ensure timely delivery of the documents required for such exchange. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange.

Old notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the Indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legend on the old notes and in the offering memorandum dated September 25, 2019, December 17, 2019 or May 28, 2020, as applicable, relating to the old notes. Except in limited circumstances with respect to specific types of holders of old notes, we will have no further obligation to provide for the registration under the Securities Act of such old notes. In general, old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the old notes under the Securities Act or under any state securities laws following the expiration date of the exchange offer.

Upon completion of the exchange offer, holders of the old notes will not be entitled to any further registration rights under the Registration Rights Agreements, except under limited circumstances.

Holders of the new notes and any old notes that remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the applicable indenture.

Consequences of Exchanging Old Notes

Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the new notes may be offered for resale, resold or otherwise transferred by holders of those new notes, other than by any holder that is an “affiliate” of ours or any subsidiary guarantor within the meaning of Rule 405 under the Securities Act. The new notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the new notes issued in the exchange offer are acquired in the ordinary course of the holder’s business; and

•

neither the holder, other than a broker-dealer, nor, to the actual knowledge of such holder, any other person receiving new notes from the holder, has any arrangement or understanding with any person to participate in the distribution of the new notes issued in the exchange offer.

However, the SEC has not considered this exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to this exchange offer as in such other circumstances.

Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

•	it is not an affiliate of ours or any subsidiary guarantor;

•	it is not engaged in, and does not intend to engage in, a distribution of the new notes and has no arrangement or understanding to participate in a distribution of new notes;

•	it is acquiring the new notes issued in the exchange offer in the ordinary course of its business; and

•	it is not acting on behalf of a person who could not make the three preceding representations.

Each broker-dealer that receives new notes for its own account in exchange for old notes must acknowledge that:

•	such old notes were acquired by such broker-dealer as a result of market-making or other trading activities (and not directly from us);

•	it has not entered into any arrangement or understanding with us or an affiliate of ours to distribute the new notes; and

•

it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes, and such broker-dealer will comply with the applicable provisions of the Securities Act with respect to resale of any new notes.

Furthermore, any broker-dealer that acquired any of its old notes directly from us:

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may not rely on the position of the SEC enunciated in Morgan Stanley and Co., Inc. (June 5, 1991) and Exxon Capital Holdings Corporation (May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling dated July 2, 1993, and similar no-action letters; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction and be identified as an underwriter in the applicable prospectus.

In addition, to comply with state securities laws of certain jurisdictions, the new notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the new notes. We have agreed in the Registration Rights Agreements that, prior to any public offering of old notes, we will cooperate with the selling holders of old notes and their counsel in connection with the registration and qualification of such old notes entitled to registration rights, under the securities or Blue Sky laws of such jurisdictions as the selling holders of old notes may reasonably request and do any and all other acts or things necessary or advisable to enable the disposition in the applicable jurisdictions, provided, however, that we are not required to register or qualify as a foreign corporation where we are not so qualified or to take any action that would subject us to the service of process in suits or to taxation, in any jurisdiction where we are not so subject.

Accounting Treatment

We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange offer. Accordingly, we will not recognize any gain or loss for accounting purposes.

DESCRIPTION OF THE NEW NOTES

General

The term “new notes” refers to Qorvo’s $850,000,000 4.375% Senior Notes due 2029 that have been registered under the Securities Act. The term “old notes” refers to Qorvo’s outstanding unregistered $850,000,000 4.375% Senior Notes due 2029. We refer to the new notes and the old notes (to the extent not exchanged for new notes) in this section as the “Notes.”

The terms of the old notes are identical in all material respects to those of the new notes, except that: (1) the old notes have not been registered under the Securities Act, are subject to certain restrictions on transfer and are entitled to certain rights under the Registration Rights Agreements (which rights will terminate upon consummation of the exchange offer, except under limited circumstances); and (2) the new notes will not contain terms with respect to additional interest.

The Company issued the old notes and will issue the new notes pursuant to the indenture, dated as of September 30, 2019, among the Company, the subsidiary guarantors party thereto and MUFG Union Bank, N.A., as trustee (as amended, modified or supplemented, the “Indenture”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). You should refer to the Indenture and the Trust Indenture Act for a complete statement of the terms applicable to the Notes.

The following is a summary of material provisions of the Indenture. The following summary of the terms of the Notes and the Indenture is not complete and is subject to, and is qualified by reference to, the Notes and the Indenture, including the definitions therein of certain capitalized terms used but not defined in this description of the new notes. We urge you to read the entire Indenture because these documents, and not this description, define your rights as holders of the new notes.

For purposes of this section, the term “Company” refers only to Qorvo, Inc. and not to any of its subsidiaries. Certain of the Company’s subsidiaries will guarantee the new notes and will be subject to many of the provisions described in this section. Each subsidiary that guarantees the new notes is referred to in this section as a “Subsidiary Guarantor.” Each such guarantee is referred to as a “Subsidiary Guarantee.”

Overview of the Notes and the Subsidiary Guarantees

The old notes are and the new notes will be:

•	senior unsecured obligations of the Company;

•	equal in right of payment with all of the Company’s existing and future senior Indebtedness, including Indebtedness under the Existing Credit Agreement, the 2025 notes and the 2026 notes;

•	senior in right of payment to all of the Company’s future Indebtedness that is subordinated in right of payment to the Notes;

•

effectively subordinated to all Secured Indebtedness of the Company and its Subsidiaries, including Indebtedness under the Credit Agreement, to the extent of the value of the assets securing such Indebtedness;

•	structurally subordinated to all liabilities of each existing and future Subsidiary of the Company that is not a Subsidiary Guarantor; and

•	guaranteed on a general senior unsecured basis by the Subsidiary Guarantors.

The Subsidiary Guarantors

The old notes are, and the new notes will be, guaranteed by each Domestic Restricted Subsidiary of the Company that from time to time guarantees Indebtedness of the Company under a Material Credit Facility. The Subsidiary Guarantee of each Subsidiary Guarantor, with respect to old notes, is and, with respect to new notes, will be:

•	a senior unsecured obligation of such Subsidiary Guarantor;

•	equal in right of payment with all of such Subsidiary Guarantor’s existing and future senior Indebtedness, including obligations under the Existing Credit Agreement, the 2025 notes and the 2026 notes;

•	senior in right of payment to all of such Subsidiary Guarantor’s future Indebtedness that is subordinated in right of payment to such Subsidiary Guarantee; and

•	effectively subordinated to all Secured Indebtedness of such Subsidiary Guarantor and its Subsidiaries, to the extent of the value of the assets securing such Indebtedness.

Not all of our Subsidiaries will guarantee the Notes. As of March 28, 2020, our non-guarantor Subsidiaries had an aggregate of approximately $0.4 billion of total liabilities (excluding intercompany liabilities) and had an aggregate of approximately $3.6 billion of total assets (excluding intercompany assets). In addition, for the fiscal year ended March 28, 2020, our non-guarantor Subsidiaries accounted for 89% of our revenues (excluding intercompany revenues).

Principal, Maturity and Interest

The Company may issue additional notes (the “Additional Notes”) from time to time after this offering. Any offering of Additional Notes is subject to the covenant described below under the caption “—Certain Covenants—Limitation on Indebtedness.” Additional Notes that are not fungible with the Notes for federal income tax purposes may trade under a separate CUSIP and may be treated as a separate class for purposes of transfers and exchanges. Nevertheless, the Notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class of Notes for all other purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue new notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The new notes will mature on October 15, 2029.

Each new note will bear interest at a rate of 4.375% per annum. We will pay interest semiannually to Holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year. We will pay interest on overdue principal at 1% per annum in excess of the interest rate, and we will pay interest on overdue installments of interest at this higher rate to the extent lawful.

Interest will be computed on the basis of a 360-day year composed of twelve 30-day months. Registered holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid.

Payments

Principal of and premium, if any, and interest on the new notes will be payable, and the new notes will be exchangeable and transferable, at the office or agency of the Company maintained for such purposes, or, at the option of the Company, by check mailed to the Person entitled thereto as shown on the security register; provided that all payments of principal, premium, if any, and interest with respect to new notes represented by one or more global notes registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee will be made through the facilities of DTC. No service charge will be made for any registration of transfer, exchange or redemption of new notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith. Until otherwise designated by the Company, the Company’s office or agency will be the office of the trustee maintained for such purpose.

Paying Agent and Registrar

The trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the Holders of the Notes, and the Company or any of its Subsidiaries may act as paying agent or registrar. The registrar will maintain a register reflecting ownership of any Notes in certificated, non-global form outstanding from time to time, and the paying agent will make payments on and facilitate transfer of such Notes in certificated, non-global form on behalf of the Company. We will pay the principal of, premium, if any, and interest on the Notes at any office of ours or any agency designated by us.

Transfer and Exchange

A Holder of outstanding Notes will be able to transfer or exchange Notes. Upon any transfer or exchange, the registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes required by law or permitted by the Indenture. The Company will not be required to transfer or exchange any outstanding Note selected for redemption or purchase or to transfer or exchange any outstanding Note for a period of 15 days prior to the mailing of a notice of redemption or purchase of Notes to be redeemed or purchased or within 15 days of an interest payment date. The Notes will be issued in registered form, and the Holder will be treated as the owner of such Notes for all purposes.

Form, Denomination and Registration

The old notes are, and the new notes will be, transferable and exchangeable at the office of the Registrar or any co-registrar and are or will be, as applicable, issued in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Sinking Fund; Mandatory Redemptions

There are no sinking fund payment or mandatory redemption obligations with respect to the Notes.

Optional Redemption

Except as set forth in the following paragraphs, we may not redeem the Notes prior to October 15, 2024. At any time and from time to time on or after October 15, 2024, we may redeem the Notes, in whole or in part, at once or over time, on not less than 30 nor more than 60 days’ prior notice, at the following redemption prices, expressed as percentages of principal amount, plus accrued and unpaid interest thereon to the redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period commencing on October 15 of the years set forth below:

Year	Redemption Price
2024	102.188%
2025	101.458%
2026	100.729%
2027 and thereafter	100.000%

In addition, at any time and from time to time prior to October 15, 2024, we may redeem, on one or more occasions, up to a maximum of 35% of the original aggregate principal amount of the Notes, calculated after giving effect to any issuance of Additional Notes, with the Net Cash Proceeds of one or more Qualified Equity Offerings at a redemption price equal to 104.375% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date; provided, however, that after giving effect to any such redemption:

(1) at least 65% of the original aggregate principal amount of the Notes, calculated after giving effect to any issuance of Additional Notes, remains outstanding immediately after such redemption; and

(2) any such redemption by the Company must be made within 90 days of such Qualified Equity Offering and must be made in accordance with the procedures set forth in the Indenture.

At any time and from time to time prior to October 15, 2024, the Company may redeem on one or more occasions all or part of the Notes upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest to the date of redemption, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

Any notice of redemption in connection with any Qualified Equity Offering or other securities offering or any other financing, or in connection with a transaction (or series of related transactions) that constitute a Change of Control, may, at the Company’s discretion, be given prior to the completion thereof and be subject to one or more conditions precedent, including completion of the related Qualified Equity Offering, securities offering, financing or Change of Control.

Selection

If we redeem less than all of the Notes, the trustee or applicable depositary will select the Notes to be redeemed in accordance with the procedures of the applicable depositary, although no Note of $2,000 in original principal amount or less may be redeemed in part. If we redeem any Note in part only, the notice of redemption relating to that Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as we have deposited with the paying agent funds sufficient to pay the principal of, plus accrued and unpaid interest on, the Notes to be redeemed.

Ranking

The old notes are, and the new notes will be, senior unsecured obligations of the Company, equal in right of payment with all of the Company’s existing and future senior Indebtedness, including indebtedness under the Existing Credit Agreement, the 2025 notes and the 2026 notes, and senior in right of payment to all of the Company’s existing and future Indebtedness that is subordinated in right of payment to the Notes. The Notes will also be effectively subordinated to all Secured Indebtedness of the Company and its Subsidiaries, to the extent of the value of the assets securing such Indebtedness.

The Subsidiary Guarantees with respect to the old notes are, and with respect to the new notes will be, the senior unsecured obligations of each Subsidiary Guarantor equal in right of payment with all of such Subsidiary Guarantor’s existing and future senior Indebtedness, including obligations under the Existing Credit Agreement, the 2025 notes and the 2026 notes, and senior in right of payment to all of such Subsidiary Guarantor’s future Indebtedness that is subordinated in right of payment to such Subsidiary Guarantee. The Subsidiary Guarantees will also be effectively subordinated to all Secured Indebtedness of the applicable Subsidiary Guarantor and its Subsidiaries, to the extent of the value of the assets securing such Indebtedness.

To the extent a Subsidiary is not a Subsidiary Guarantor, creditors of the Subsidiary, including trade creditors, and preferred stockholders, if any, of the Subsidiary generally will have priority with respect to the assets and earnings of the Subsidiary over the claims of creditors of the Company, including Holders. The Notes, therefore, will be structurally subordinated to the claims of creditors, including trade creditors, and preferred stockholders, if any, of Subsidiaries of the Company that are not Subsidiary Guarantors.

As of March 28, 2020, on an as adjusted basis, after giving effect to the issuance of the additional $300,000,000 aggregate principal amount of 4.375% Senior Notes due 2029 on June 11, 2020, we and our Subsidiaries would have had approximately $1,875.7 million of Indebtedness outstanding, none of which is secured. In addition, we would have had approximately $300.0 million of availability under our existing revolving credit facility. See “Risk Factors—Risks Related to the New Notes—Our debt could adversely affect our financial health and prevent us from fulfilling our obligations under the new notes.”

Although the Indenture limits the Incurrence of Indebtedness by the Company and the Restricted Subsidiaries (including the issuance of Preferred Stock by the Restricted Subsidiaries), this limitation is subject to a number of significant qualifications. The Company and its Subsidiaries may be able to Incur substantial amounts of Indebtedness in certain circumstances. See “—Certain Covenants—Limitation on Indebtedness” below.

Subsidiary Guarantees

The new notes will be guaranteed by each Domestic Restricted Subsidiary of the Company that, from time to time, guarantees Indebtedness of the Company under a Material Credit Facility. The Guarantors will jointly and severally, irrevocably, fully and unconditionally Guarantee (subject to certain customary release provisions described below) as primary obligors and not merely as sureties, on an unsecured senior basis, the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture, including obligations to the trustee, and the new notes, whether for payment of principal of, or premium or interest on the new notes, expenses, indemnification or otherwise (all such obligations Guaranteed by such Subsidiary Guarantors being herein called the “Guaranteed Obligations”). Each Subsidiary Guarantee with respect to old notes is, and with respect to new notes will be, limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Subsidiary Guarantor without rendering the Subsidiary Guarantee, as it relates to that Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See “Risk Factors—Risks Related to the New Notes—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.” The Company will cause each future Domestic Restricted Subsidiary that, from time to time, guarantees Indebtedness of the Company under a Material Credit Facility to execute and deliver to the trustee a supplemental indenture pursuant to which the Subsidiary will Guarantee payment of the Notes. See “—Certain Covenants—Future Subsidiary Guarantors” below.

The Subsidiary Guarantee of a Subsidiary Guarantor will be released:

(1) in connection with the sale or other disposition (including by way of merger, consolidation or otherwise) of the Capital Stock or all of the assets of a Subsidiary Guarantor by the Company or a Restricted Subsidiary and the sale complies with the provisions set forth in the covenant “—Limitation on Sales of Assets and Subsidiary Stock,” if as a result of such sale, such Subsidiary Guarantor ceases to be a Restricted Subsidiary;

(2) upon the designation of any Subsidiary Guarantor to be an Unrestricted Subsidiary in compliance with the definition of “Unrestricted Subsidiary”;

(3) upon legal defeasance or satisfaction and discharge of the Notes in compliance with the provisions of the Indenture described under “—Defeasance” or “—Satisfaction and Discharge”; or

(4) if such Subsidiary Guarantor shall have been released from its guarantees of Indebtedness of the Company, which would have required such Subsidiary Guarantor to guarantee the Notes pursuant to the covenant described below under “—Certain Covenants—Future Subsidiary Guarantors.”

Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event (as defined below under “—Certain Definitions”), each Holder will have the right to require the Company to purchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase, subject to the right of Holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date; provided, however, that notwithstanding the occurrence of a Change of Control Triggering Event, the Company shall not be obligated to purchase the Notes pursuant to this section in the event that it has exercised its right to redeem all the Notes under the terms of the section titled “Optional Redemption.”

Within 45 days following any Change of Control Triggering Event, the Company shall mail, or cause to be mailed, or, in the case of global notes, send in accordance with the applicable procedures of the depositary, a notice to each Holder with a copy to the trustee (the “Change of Control Offer”) stating:

(1) that a Change of Control Triggering Event has occurred and that such Holder has the right to require the Company to purchase all or a portion of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the purchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed; and

(3) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased.

The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, with the obligation to pay and the timing of payment conditioned upon the consummation of the Change of Control Triggering Event, if a definitive agreement to effect a Change of Control is in place at the time of the Change of Control Offer.

If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to such Change of Control Offer, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101.0% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the date of such redemption.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

The Change of Control Triggering Event purchase feature is a result of negotiations between the Company and the initial purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company will decide to do so in the future.

Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control Triggering Event under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are described below under “—Certain Covenants—Limitation on Indebtedness.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in that covenant and as described below under “—Merger and Consolidation,” however, the Indenture does not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The occurrence of a Change of Control would constitute a default under the Existing Credit Agreement. In addition, future Indebtedness of the Company could contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to purchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of the repurchase on the Company. Finally, the Company’s ability to pay cash to the Holders upon a purchase may be limited by the Company’s then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required purchases. Even if sufficient funds were otherwise available, the terms of the Existing Credit Agreement may prohibit, subject to limited exceptions, the Company’s prepayment of Notes prior to their scheduled maturity. If the Company is not able to prepay Indebtedness outstanding under the Existing Credit Agreement and any other Indebtedness containing similar restrictions or obtain requisite consents, the Company will not be able to fulfill its repurchase obligations upon holders of Notes exercising their purchase rights following a Change of Control Triggering Event, and such failure will result in a default under the Indenture and, in turn, constitute a default under the Existing Credit Agreement. Furthermore, the Change of Control Triggering Event provisions may in some circumstances make more difficult or discourage a takeover of the Company and the removal of incumbent management.

Covenant Suspension When Notes Rated Investment Grade

If on any date (the “Suspension Date”):

(1) the Notes have Investment Grade Ratings from both Rating Agencies; and

(2) no Default or Event of Default shall have occurred and be continuing (the occurrence of the events described in the foregoing clause (1) and this clause (2) being collectively referred to as a “Covenant Suspension Event”), then, beginning on that day and subject to the provisions of the following paragraph, the covenants under the Indenture described under the following captions will be suspended (such suspended covenants, collectively, the “Suspended Covenants”):

(1) “—Limitation on Indebtedness;”

(2) “—Limitation on Restricted Payments;”

(3) “—Limitation on Restrictions on Distributions from Restricted Subsidiaries;”

(4) “—Limitation on Sales of Assets and Subsidiary Stock;”

(5) “—Limitation on Transactions with Affiliates;” and

(6) clause (3) of the covenant described below under “—Merger and Consolidation.”

Upon the occurrence of a Covenant Suspension Event, the amount of Net Available Cash that has not been applied as provided under “—Limitation on Sales of Assets and Subsidiary Stock” below shall be set at zero and shall remain at zero during the Suspension Period (as defined below). During the period of time commencing on and after the Suspension Date and ending prior to the Reversion Date (as defined below under “—Certain Definitions”) (such period, the “Suspension Period”), neither the Company’s Board of Directors nor any Officer may designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries pursuant to the definition of “Unrestricted Subsidiary.”

Notwithstanding the foregoing, if on any date (the “Reversion Date”) subsequent to any Suspension Date, one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes to below an Investment Grade Rating, the Suspended Covenants will be reinstituted as of and from the Reversion Date. On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified as having been outstanding on the Issue Date, so that it is classified as permitted under clause (b)(3)(B) under “—Certain Covenants—Limitation on Indebtedness” below. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under the reinstated “—Limitation on Restricted Payments” covenant will be made as if the “—Limitation on Restricted Payments” covenant had been in effect since the date of the Indenture. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Certain Covenants—Limitation on Restricted Payments.” In addition, for purposes of the reinstated “Limitation on Transactions with Affiliates” covenant, all agreements and arrangements entered into by the Company or any Restricted Subsidiary with an Affiliate of the Company during the Suspension Period will be deemed to have been existing as of the Issue Date. Also, any encumbrance or restriction of the type referred to in the covenant under “Certain Covenants—Limitation on Restrictions on Distributions from Restricted Subsidiaries” incurred during the Suspension Period will be deemed to have been in effect on the Issue Date. Notwithstanding the reinstatement of the Suspended Covenants, no Default or Event of Default will be deemed to have occurred solely as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or thereafter based solely on events that occurred during the Suspension Period). The Company shall give the Trustee written notice of any Covenant Suspension Event and in any event not later than twenty (20) Business Days after such Covenant Suspension Event has occurred. In the absence of such notice, the Trustee shall assume the Suspended Covenants apply and are in full force and effect. The Company shall give the Trustee written notice of any occurrence of a Reversion Date not later than twenty (20) Business Days after such Reversion Date. After any such notice of the occurrence of a Reversion Date, the Trustee shall assume the Suspended Covenants apply and are in full force and effect.

We cannot assure you that the Notes will ever achieve an Investment Grade Rating or that any such rating will be maintained.

Certain Covenants

The Indenture contains covenants, including, among others, the following:

Limitation on Indebtedness

(a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company or any Restricted Subsidiary may Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto and to the application of the net proceeds therefrom, the Consolidated Coverage Ratio would be greater than 2.0:1.0.

(b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

(1) Indebtedness under Credit Facilities in an aggregate principal amount not to exceed $1,000 million;

(2) Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any other Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the issuer thereof not permitted by this clause (2);

(3) Indebtedness (A) represented by the Notes (not including any Additional Notes) and the Subsidiary Guarantees (and any new Notes and Guarantees thereof) or (B) outstanding on the Issue Date (other than the Indebtedness described in clause (1) or (2) above) after giving effect to the use of proceeds from the old notes;

(4) the Incurrence by the Company or any Restricted Subsidiary of Refinancing Indebtedness in exchange for, or the net proceeds of which are used to Refinance Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be Incurred under paragraph (a) of this covenant or clause (3) (including the new Notes and any Guarantees thereof), (4), (8), or (9) of this paragraph (b);

(5) obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person and not for purposes of speculation or taking a “market view;”

(6) Indebtedness consisting of Guarantees by the Company or any Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary otherwise permitted under this covenant;

(7) Indebtedness of the Company or any of the Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(8) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets;

(9) Indebtedness of any Person that becomes a Restricted Subsidiary of the Company or related to any asset acquired after the Issue Date pursuant to an acquisition permitted hereunder and any Refinancing Indebtedness thereof; provided that, (A) such Indebtedness was not incurred in anticipation of such acquisition, (B) neither the Company nor any Restricted Subsidiary (other than the acquired Restricted Subsidiaries) is an obligor with respect to such Indebtedness and (C) such Indebtedness is either unsecured or secured solely by Liens on assets of the acquired Restricted Subsidiary, or on the acquired assets, and, in each case, proceeds thereof, permitted by, and within the limitations set forth in clause (6) of the definition of “Permitted Liens;”

(10) obligations (including in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business) in respect of bids, tenders, trade contracts, governmental contracts and leases, construction contracts, statutory obligations, surety, stay, customs, bid, and appeal bonds, performance and return of money bonds, performance and completion guarantees, agreements with utilities and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business and either (i) consistent with past practices, (ii) reasonably necessary for the operation of the business of the Company and its Restricted Subsidiaries as determined by the Company or such Restricted Subsidiary in good faith or (iii) not in connection with the borrowing of money;

(11) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn out or similar obligations, or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets of the Company or any business, assets or Capital Stock of a Restricted Subsidiary or any business, assets or Capital Stock of any Person;

(12) Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes in each case in accordance with the requirements of the Indenture; and

(13) other Indebtedness in an aggregate principal amount outstanding as of the date of any such incurrence not to exceed the greater of (i) $350 million and (ii) 12% of Consolidated Tangible Assets as of the last day of the most recent fiscal quarter.

(c) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining the outstanding amount of any particular Indebtedness Incurred pursuant to this covenant:

(1) Indebtedness Incurred pursuant to the Existing Credit Agreement prior to or on the Issue Date shall be treated as Incurred pursuant to clause (1) of paragraph (b) above;

(2) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

(3) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion, shall classify (and, except as provided in clause (1) of this paragraph (c), may later reclassify) such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses; and

(4) Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the calculation of such particular amount.

Accrual of interest, accrual of dividends, the accretion of accreted value, the amortization of debt discount, and the payment of interest in the form of additional Indebtedness will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

The Company will not Incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any other Indebtedness unless such Indebtedness is expressly subordinated in right of payment to the Notes to the same extent. No Subsidiary Guarantor will Incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any other Indebtedness of such Subsidiary Guarantor unless such Indebtedness is expressly subordinated in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor to the same extent. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Subsidiary Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect of such other Indebtedness of the Company or any Subsidiary Guarantor or by virtue of the fact that the holders of any Secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Limitation on Liens

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness on any property or asset now owned or hereafter acquired by the Company or such Restricted Subsidiary, except Permitted Liens, without making effective provision whereby any and all Notes and Subsidiary Guarantees then or thereafter outstanding will be secured by a Lien equally and ratably with or prior to any and all Indebtedness thereby secured for so long as any such Indebtedness shall be so secured.

Any Lien created for the benefit of Holders pursuant to the preceding paragraph may provide by its terms that any such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien securing such other Indebtedness.

Limitation on Restricted Payments

(a) Except as permitted in paragraph (b) below, the Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

(1) declare or pay any dividend, make any distribution on or in respect of its Capital Stock or make any similar payment (including any payment in connection with any merger or consolidation involving the Company or any Restricted Subsidiary of the Company) to the direct or indirect holders of its Capital Stock, except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary has shareholders other than the Company or other Restricted Subsidiaries, to its other shareholders on a pro rata basis or on a basis more favorable to the Company and its Restricted Subsidiaries than pro rata);

(2) purchase, repurchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary;

(3) purchase, repurchase, redeem, retire, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than the purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of (A) Subordinated Obligations acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date thereof), or (B) to the extent constituting Subordinated Obligations, Indebtedness permitted under clause (b)(2) under “—Limitation on Indebtedness” above; or

(4) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, retirement, other acquisition or Investment being herein referred to as a “Restricted Payment”) if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(A) a Default shall have occurred and be continuing (or would result therefrom);

(B) the Company could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Limitation on Indebtedness” above; or

(C) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Company, whose determination will be conclusive) declared or made subsequent to the Issue Date (other than Restricted Payments excluded pursuant to paragraph (b) below) would exceed the sum, without duplication, of:

(i) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the first day of the fiscal quarter commencing June 30, 2019, to the end of the most recent fiscal quarter for which financial statements are available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(ii) the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to (x) a Restricted Subsidiary of the Company or (y) an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries to the extent such sale to an employee stock ownership plan or other trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary, unless such loans have been repaid with cash on or prior to the date of determination);

(iii) the aggregate Fair Market Value of any assets or property received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to (x) a Restricted Subsidiary of the Company or (y) an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries to the extent such sale to an employee stock ownership plan or other trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary, unless such loans have been repaid with cash on or prior to the date of determination);

(iv) the amount by which Indebtedness of the Company or its Restricted Subsidiaries issued after the Issue Date is reduced on the Company’s consolidated balance sheet upon the conversion or exchange of such Indebtedness for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or the Fair Market Value of other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange);

(v) with respect to Investments (other than Permitted Investments) made by the Company and its Restricted Subsidiaries after the Issue Date, an amount equal to the net reduction in such Investments in any Person resulting from repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Net Income), from dividends or other distributions or payments on such Investments, or from the release of any Guarantee (except to the extent any amounts are paid under such Guarantee) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, not to exceed, in each case, the amount of such Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary after the Issue Date; and

(vi) an amount equal to the restricted payment availability as of the Issue Date under the provisions corresponding to the foregoing in the 2015 Indenture (i.e., clauses (i)-(vi) of Section 4.07(a)(4)(C) of the 2015 Indenture), which approximated $481.9 million as of March 28, 2020.

(b) The provisions of the foregoing paragraph (a) will not prohibit:

(1) any dividend or distribution in respect of, or any purchase, repurchase, redemption, retirement or other acquisition for value of, Capital Stock of the Company or Subordinated Obligations of the Company or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Restricted Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries); provided, however, that:

(A) such dividend, distribution, purchase, repurchase, redemption, retirement or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments, and

(B) the Net Cash Proceeds or the Fair Market Value of any assets or property received from such sale applied in the manner set forth in this clause (1) will be excluded from the calculation of amounts under clause (4)(C)(ii) or 4(C) (iii), as applicable, of paragraph (a) above;

(2) any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Subordinated Obligations of the Company or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness; provided, however, that such prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value will be excluded in the calculation of the amount of Restricted Payments;

(3) the payment of any dividend, the making of any distribution or the redemption of any securities within 60 days after the date of declaration thereof or the giving of formal notice by the Company of such redemption if, at such date of declaration or notice, such payment, distribution or redemption would have complied with this covenant; provided, however, that such payment, distribution or redemption (without duplication) will be included in the calculation of the amount of Restricted Payments;

(4) any purchase, repurchase, redemption, retirement or other acquisition for value of shares of, or options to purchase shares of, Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Company’s board of directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such purchases, repurchases, redemptions, retirements and other acquisitions for value will not exceed $25 million in any calendar year, with any unused amounts rolling over to the succeeding calendar year; provided further, however, that such purchases, repurchases, redemptions, retirements and other acquisitions for value shall be excluded in the calculation of the amount of Restricted Payments;

(5) the Company may acquire Capital Stock or make net share settlements in connection with the cashless exercise of stock options, stock appreciation rights or restricted stock or in connection with the satisfaction of withholding obligations; provided, however, that such repurchases shall be excluded from the calculation of the amount of Restricted Payments;

(6) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary of the Company issued on or after the Issue Date in accordance with the “—Limitation on Indebtedness” covenant; provided, however, that such payment shall be excluded from the calculation of the amount of Restricted Payments;

(7) the Company and its Restricted Subsidiaries may purchase, defease or otherwise acquire or retire for value any Subordinated Obligations upon a Change of Control of the Company or an Asset Sale by the Company or any Restricted Subsidiary, to the extent required by any agreement pursuant to which such Subordinated Obligations were issued, but only if the Company or a third party has previously made the offer to purchase Notes required under “—Change of Control Triggering Event” and has repurchased all Notes validly tendered and not withdrawn in connection with such offer to purchase Notes; provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments;

(8) any payments made in connection with repurchases of common stock in an aggregate amount not to exceed $600 million; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(9) the distribution, by dividend or otherwise, of shares of Capital Stock of Unrestricted Subsidiaries;

(10) the Company and its Restricted Subsidiaries may make other Restricted Payments so long as, after giving pro forma effect thereto (including any Incurrence and/or repayment of Indebtedness in connection therewith), the Consolidated Leverage Ratio is less than or equal to 3.00 to 1.00 as of the last day of the most recent fiscal quarter or year; provided that such payments shall be excluded from the calculation of the amount of Restricted Payments;

(11) other Restricted Payments in an aggregate amount not to exceed $200 million; provided, however, that such Restricted Payments shall be included in the calculation of the amount of Restricted Payments; and

(12) the declaration and payment of dividends to the holders of common stock of the Company and/or the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock of the Company pursuant to a repurchase program approved by the Company’s board of directors; provided that the aggregate amount of cash consideration paid for such dividends, purchases, repurchases, redemptions, defeasances or other acquisitions or retirements shall not exceed $100 million in any fiscal year; provided, further, that such payments shall be excluded from the calculation of the amount of Restricted Payments.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company (it being understood that the priority of any Preferred Stock in receiving dividend or liquidating distributions prior to the dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2) make any loans or advances to the Company (it being understood that the subordination of loans or advances made to the Company to other Debt Incurred by any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3) transfer any of its property or assets to the Company (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above), except:

(A) any encumbrance or restriction pursuant to (i) applicable law, rule, regulation or order or (ii) an agreement, including without limitation the Existing Credit Agreement, in effect at or entered into on the Issue Date;

(B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company or any Restricted Subsidiary (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company) and outstanding on such date;

(C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or amendment, taken as a whole, are not materially less favorable (as determined in good faith by the Company) to the Holders than the encumbrances and restrictions contained in such predecessor agreements;

(D) in the case of clause (3), any encumbrance or restriction:

(i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license or similar contract;

(ii) contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages; or

(iii) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that does not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary thereof in any manner material to the Company or any Restricted Subsidiary thereof;

(E) any encumbrance or restriction on cash or other deposits or net worth imposed by customers or lessors or required by insurance, surety or bonding companies, in each case under contracts entered into in the ordinary course of business;

(F) with respect to a Restricted Subsidiary, any encumbrance or restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(G) provisions limiting the disposition or distribution of assets or property or assignment in joint venture agreements, asset sale agreements, leases, intellectual property licenses, sale leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(H) any encumbrance or restriction existing under, by reason of or with respect to Indebtedness Incurred by any Restricted Subsidiary permitted to be Incurred under the “—Limitation on Indebtedness” covenant; provided that the Company’s board of directors (as evidenced by a resolution of the Company’s board of directors) determines in good faith at the time such Indebtedness is Incurred that such encumbrance or restriction would not impair the ability of the Company to make payments of interest and principal on the Notes when due;

(I) existing under, by reason of or with respect to Indebtedness Incurred by Foreign Subsidiaries permitted to be Incurred under the Indenture;

(J) any encumbrance or restriction pursuant to any document or instrument governing Indebtedness Incurred pursuant to clause (b)(8) of the covenant described under “—Limitation on Indebtedness;” provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith;

(K) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien;

(L) existing by reason of any contractual obligation that is reasonably determined by the Company not to materially adversely affect the ability of the Company to perform its obligations under the Indenture, the old notes, or the new notes; or

(M) existing by reason of the Indenture, the old notes, the new notes or the Subsidiary Guarantees.

Limitation on Sales of Assets and Subsidiary Stock

(a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition,

(2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash, assets useful in a Permitted Business or Permitted Securities, or the assumption by the purchaser of liabilities of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) as a result of which the Company and the Restricted Subsidiaries are no longer obligated with respect to those liabilities; provided that the amount of any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Disposition shall be deemed to be cash for the purposes of this provision (but for no other purpose) so long as such amount, taken together with the Fair Market Value when received of all other Designated Noncash Consideration that is at that time outstanding (i.e., that has not been sold for or otherwise converted into cash or Permitted Securities), does not exceed the greater of (i) $150 million and (ii) 6% of Consolidated Tangible Assets as of the last day of the most recent fiscal quarter; provided, further, that (A) securities or other assets received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such

Restricted Subsidiary into cash within 180 days after the closing of such Asset Disposition shall be considered to be cash to the extent of the cash received in that conversion; and (B) any cash consideration paid to the Company or the Restricted Subsidiary in connection with the Asset Disposition that is held in escrow or on deposit to support indemnification, adjustment of purchase price or similar obligations in respect of such Asset Sale shall be considered to be cash, and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) within 365 days after the later of the date of such Asset Disposition and the receipt of such Net Available Cash:

(A) to prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value Secured Indebtedness of the Company or a Subsidiary Guarantor (other than any Disqualified Stock or Subordinated Obligations) or Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor, in each case other than Indebtedness owed to the Company or an Affiliate of the Company;

(B) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary); provided, that a binding commitment to apply Net Available Cash in accordance with this clause (B) shall be treated as an application of such Net Available Cash from the date of such commitment if (i) such reinvestment is consummated within 180 days at the end of such 365-day period referred to in this clause (3) and (ii) if such reinvestment is not consummated within the period set forth in subclause (i) or such binding commitment is terminated, the Net Available Cash shall constitute available Net Available Cash; or

(C) (i) redeem the Notes or make open market purchases thereof at a price not less than 100% of the principal amount thereof or (ii) to make an Offer (as defined in paragraph (b) of this covenant below) to purchase Notes pursuant to and subject to the conditions set forth in paragraph (b) of this covenant; provided, however, that if the Company elects (or is required by the terms of any Pari Passu Indebtedness), such Offer may be made ratably (determined based upon the respective principal amounts of the Notes and such Pari Passu Indebtedness being purchased or repaid) to purchase the Notes and to purchase or otherwise repay such Pari Passu Indebtedness;

provided that pending final application of any such Net Available Cash in accordance with clause (A), (B) or (C) above, the Company and the Restricted Subsidiaries may temporarily reduce revolving Indebtedness outstanding under the Existing Credit Agreement or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture.

To the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C) above, the Company or such Restricted Subsidiary, as the case may be, may use such balance for any general corporate purpose not prohibited by the terms of the Indenture. In connection with any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary, as the case may be, will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased, repurchased, redeemed, retired, defeased or otherwise acquired for value.

Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $100 million.

(b) In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (a)(3)(C) of this covenant, the Company will be required (i) to purchase Notes tendered pursuant to an offer by the Company for the Notes (the “Offer”) at a purchase price of 100% of their principal amount plus accrued and unpaid interest thereon to the date of purchase (subject to the right of Holders of record on the relevant date to receive interest due on the relevant interest payment date) in accordance with the procedures, including prorating in the event of oversubscription, set forth in the Indenture, and (ii) to purchase or otherwise repay Pari Passu Indebtedness of the Company on the terms and to the extent contemplated thereby at the purchase price set forth in the relevant documentation (including accrued and unpaid interest to the date of acquisition, the “purchase price”), provided that to the extent the purchase price of any such Pari Passu Indebtedness exceeds 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of acquisition, the Company shall not use any Net Available Cash to pay such purchase price, except as permitted by the next sentence. If the aggregate purchase price of Notes and Pari Passu Indebtedness tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the Notes and other Pari Passu Indebtedness, the Company will apply the remaining Net Available Cash for any general corporate purpose not prohibited by the terms of the Indenture. The Company will not be required to make an Offer for Notes and Pari Passu Indebtedness pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (a)(3)(A) and (B)) is less than $100 million for any particular Asset Disposition (which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon consummation of any Offer, the Net Available Cash in respect of any Asset Disposition(s) shall be reduced to zero.

(c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

Limitation on Transactions with Affiliates

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) involving payments in excess of $25 million with any Affiliate of the Company (an “Affiliate Transaction”) unless such transaction is on terms:

(1) that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm’s length dealings with a Person who is not such an Affiliate;

(2) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $50 million,

(A)    are set forth in writing, and

(B)    have been approved by a majority of the members of the Company’s board of directors having no personal stake in such Affiliate Transaction.

(b) The provisions of the foregoing paragraph (a) will not prohibit:

(1) any Permitted Investment;

(2) any Restricted Payment permitted to be paid or made pursuant to the covenant described under “—Limitation on Restricted Payments” above;

(3) any issuance of shares of Capital Stock of the Company;

(4) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged or consolidated with or into the Company or a Restricted Subsidiary, as such agreement may be amended, modified, supplemented, extended or renewed from time to time; provided that such agreement was not entered into in contemplation of such acquisition, merger or consolidation, and so long as any such amendment, modification, supplement, extension or renewal, when taken as a whole, is not materially more disadvantageous to the Holders, in the reasonable determination of an Officer of the

Company, than the applicable agreement as in effect on the date of such acquisition, merger or consolidation;

(5) any employment arrangements, employee benefit plans or arrangements (including pension plans, health and life insurance plans, retiree medical plans, deferred compensation plans, indemnification agreements, stock options and restricted stock awards and stock ownership plans) or related trust agreements or similar arrangements, in each case, approved by the Company’s board of directors and any grant or issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, any of the foregoing;

(6) (i) reimbursement of officer, director and employee travel and lodging costs and other business expenses incurred in the ordinary course of business and (ii) loans and advances to officers, directors and employees of the Company and Restricted Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes;

(7) the payment of fees and other compensation to, and customary indemnities provided to, officers, employees and directors of the Company or its Subsidiaries;

(8) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries;

(9) the provision by Persons who may be deemed Affiliates of the Company of investment advisory services to the Company or its Restricted Subsidiaries with respect to the Company’s or its Restricted Subsidiaries’ employee benefit plans;

(10) transactions pursuant to any contract, agreement or instrument in effect on the Issue Date, as amended, modified or replaced from time to time, so long as the amended, modified or new agreements, taken as a whole, are no less favorable to the Company and the Restricted Subsidiaries than those in effect on the Issue Date; or

(11) transactions with customers, clients, suppliers or purchasers or sellers of goods or services in the ordinary course of business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of the Indenture.

SEC Reports

Whether or not required by the SEC’s rules and regulations, the Company will file with the SEC within the time periods specified in the SEC’s rules and regulations, and provide the trustee and Holders and prospective Holders (upon request) within 15 days after it files them with the SEC, copies of its annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act; provided that for purposes of this covenant, such information, documents and other reports shall be deemed to have been furnished to the trustee, Holders and prospective Holders if they are electronically available via the SEC’s EDGAR System. Even if the Company is entitled under the Exchange Act not to furnish such information to the SEC, it will nonetheless continue to furnish information that would be required to be furnished by the Company by Section 13 or 15 (d) of the Exchange Act (excluding exhibits) to the trustee and the Holders as if it were subject to such periodic reporting requirements. The Company also will comply with the other provisions of Section 314(a) of the Trust Indenture Act.

To the extent any information is not provided within the time periods specified herein and such information is subsequently provided within the grace period described under “—Defaults” below, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured unless the Notes have been accelerated. The trustee shall have no obligation to determine if and when the Company’s financial statements or reports are publicly available and accessible electronically. Delivery of reports, information and documents to the trustee under the Indenture is for informational purposes only and the information and the trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein, or determinable from information contained therein including our compliance with any of our covenants thereunder (as to which the trustee is entitled to rely exclusively on Officers’ Certificates).

Future Subsidiary Guarantors

If, on or after the Issue Date:

(1) the Company or any of its Domestic Restricted Subsidiaries acquires or creates another Domestic Restricted Subsidiary that incurs any Indebtedness under a Material Credit Facility or Guarantees any such Indebtedness of the Company or any of its Domestic Restricted Subsidiaries; or

(2) any Domestic Restricted Subsidiary of the Company incurs Indebtedness under a Material Credit Facility or guarantees any such Indebtedness of the Company or any of its Domestic Restricted Subsidiaries and that Domestic Restricted Subsidiary was not a Subsidiary Guarantor immediately prior to such incurrence or guarantee (an “Additional Obligor”), then that newly acquired or created Domestic Restricted Subsidiary or Additional Obligor, as the case may be, will become a Subsidiary Guarantor and provide a Subsidiary Guarantee in respect of the Notes and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 30 days after the date on which it incurred any Indebtedness under a Material Credit Facility or guarantees any such Indebtedness of the Company or any of its Domestic Restricted Subsidiary, as the case may be.

Merger and Consolidation

The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets and its Subsidiaries’ assets (taken as a whole) to, any Person (or another Restricted Subsidiary), unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation, limited partnership or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and the Successor Company (if not the Company) will expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreements; provided that in the case where the Successor Company is not a corporation, a co-obligor on the Notes is a corporation;

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction, the Successor Company would have a Consolidated Coverage Ratio equal to or greater than the Consolidated Coverage Ratio of the Company immediately prior to such transaction or would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under “—Limitation on Indebtedness” above, provided that this clause (3) will not be applicable to any merger with a Subsidiary solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction; and

(4) the Company shall have delivered to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) complies with the Indenture and, in the case of the Opinion of Counsel, that such supplemental indenture (if any) is the valid, binding obligation of the Successor Company, enforceable against the Successor Company in accordance with its terms.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Notes, the Indenture and the Registration Rights Agreements, and the predecessor

Company (except in the case of a lease of all or substantially all its assets) will be released from the obligation to pay the principal of and interest on the Notes.

In addition, the Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any Person unless:

(1) immediately after giving effect to such transaction (and, in the case of clause (2) below, treating any Indebtedness that becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(2) either:

(x) the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a corporation, limited partnership or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and, other than in the case of a transaction as part of which the Subsidiary Guarantee is being released as otherwise permitted by the Indenture, such Person (if not such Subsidiary Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee; or

(y)    such consolidation, merger, conveyance or transfer complies with the provisions set forth under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” above; and

(3) the Company shall have delivered to the trustee an Officers’ Certificate stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

In the case of clause (2) above, the Successor Guarantor will succeed to, and be substituted for, and may exercise every right and power of, such Subsidiary Guarantor under the Notes, the Indenture and the Registration Rights Agreements, and the predecessor Subsidiary Guarantor (except in the case of a lease of all or substantially all its assets) will be released from the obligation to pay the principal of and interest on the Notes.

Notwithstanding the foregoing, any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any Subsidiary Guarantor.

Defaults

Each of the following is an Event of Default:

(1) a default in any payment of interest on any Note when due and payable continued for 30 days;

(2) a default in the payment of principal of any Note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon acceleration or otherwise;

(3) the failure by the Company or any Subsidiary Guarantor to comply with its obligations under the covenant described under “—Merger and Consolidation” above;

(4) the failure by the Company or any Restricted Subsidiary to comply for 60 days after receipt of the written notice referred to below with its other agreements contained in the Notes or the Indenture;

(5) the failure by the Company or any Restricted Subsidiary that is a Significant Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $100 million (or its foreign currency equivalent) (the “cross acceleration provision”) and such failure continues for 10 days after receipt of the written notice referred to below;

(6) specified events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the “bankruptcy provisions”);

(7) the rendering of any judgment or decree for the payment of money in excess of $100 million or its foreign currency equivalent (in excess of the amount for which liability for payment is covered by insurance or bonded) against the Company or a Restricted Subsidiary if:

(A) an enforcement proceeding thereon is commenced by any creditor and such enforcement is not stayed promptly after commencement, or

(B) such judgment or decree remains outstanding for a period of 60 calendar days following such judgment and is not paid, discharged, waived or stayed (the “judgment default provision”); or

(8) any Subsidiary Guarantee of a Significant Subsidiary Guarantor as of and for the twelve months ended on the end of the most recent fiscal quarter for which financial statements are publicly available ceases to be in full force and effect (except as contemplated by the terms thereof) or any such Significant Subsidiary Guarantor or Person acting by or on behalf of any such Significant Subsidiary Guarantor denies or disaffirms such Significant Subsidiary Guarantor’s obligations under the Indenture or any Subsidiary Guarantee and such Default continues for 10 days after receipt of the notice specified in the Indenture.

The foregoing Events of Default will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The trustee shall not be charged with knowledge of any Default or Event of Default with respect to the Notes unless a written notice of such Default or Event of Default shall have been given to a Trust Officer by the Company or any Holder of Notes.

If a Default occurs and is continuing and a Trust Officer has received written notification thereof, the trustee must mail, or in the case of global notes, send in accordance with the applicable procedures of the depositary, to each Holder of the Notes notice of the Default within the earlier of 90 days after it occurs and 30 days after it is actually known to a Trust Officer or written notice of it is received by the trustee. Except in the case of a default in the payment of principal of, premium, if any, or interest on any Note, including payments pursuant to the redemption provisions of such Note, the trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding such notice is in the interests of the Holders. In addition, the Company will be required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the officers signing such certificate on behalf of the Company know of any Default that occurred during the previous year. The Company will also be required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute an Event of Default, the status and what action the Company is taking or proposes to take in respect thereof.

A Default under clause (4) or (5) above will not constitute an Event of Default until the trustee notifies the Company, or the Holders of at least 25% in principal amount of the outstanding Notes notify the Company and the trustee, of the Default and the Company or the Subsidiary Guarantor, as applicable, does not cure such Default within the time specified in clause (4) or (5) above after receipt of such notice. The notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default.”

If an Event of Default (other than an Event of Default relating to the bankruptcy provisions) occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the trustee (if given by the Holders) may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to the bankruptcy provisions occurs, the principal of and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

In case an Event of Default shall occur and be continuing, the trustee shall not be under any obligation to exercise any of the trusts or powers vested in it by the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to such trustee security or indemnity satisfactory to the trustee. The Holders of a majority in aggregate principal amount of the Notes then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the Indenture or exercising any trust or power conferred on the trustee with respect to the Notes; provided that the trustee may refuse to follow any direction that is in conflict with any law or the Indenture or that the trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the trustee in personal liability.

Except to enforce the right to receive payment of principal, premium, if any, or interest with respect to the Notes when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such Holder has previously given the trustee notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the outstanding Notes have requested the trustee in writing to pursue the remedy;

(3) such Holders have offered the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the Holders of a majority in principal amount of the outstanding Notes have not given the trustee a direction inconsistent with such request within such 60-day period.

Amendments and Waivers

Subject to certain exceptions, the Indenture or the Notes may be amended with the written consent of the Holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for the Notes).

The Indenture provides that, without the consent of each Holder adversely affected thereby, no amendment may:

(1) reduce the principal amount of Notes whose Holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce the principal of or extend the Stated Maturity of any Note;

(4) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “—Optional Redemption” above;

(5) make any Note payable in money other than that stated in the Note;

(6) impair the right of any Holder to receive payment of principal of, and interest on, such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7) make any change in the amendment provisions or in the waiver provisions which require each Holder’s consent; or

(8) release any Subsidiary Guarantee (other than in accordance with the terms of the Indenture).

Without the consent of any Holder, the Company, the Subsidiary Guarantors and the trustee may amend the Indenture to:

(a) convey, transfer, assign, mortgage or pledge any property or assets to the trustee as security for the Notes;

(b) evidence the succession of another Person to the Company or any Subsidiary Guarantor, or successive successions, and the assumption by the successor Person of the covenants, agreements and obligations of the Company or any Subsidiary Guarantor under the Indenture pursuant to the provisions described under “—Merger and Consolidation” above;

(c) add to the covenants of the Company and the Subsidiary Guarantors further covenants, restrictions, conditions or provisions for the protection of the Holders of Notes;

(d) cure any ambiguity or correct or supplement any provision contained in the Indenture that may be defective or inconsistent with any other provision contained in the Indenture, or make such other provisions in regard to matters or questions arising under the Indenture as the Company’s board of directors may deem necessary or desirable and that shall not materially and adversely affect the interests of the Holders of Notes;

(e) evidence and provide for the acceptance of appointment under the Indenture by a successor trustee with respect to the Notes and add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than the one trustee pursuant to the requirements of the Indenture;

(f) provide for uncertificated Notes in addition to or in place of certificated Notes (provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163 (f)(2)(B) of the Code);

(g) add additional Subsidiary Guarantees with respect to the Notes and release any Subsidiary Guarantor in accordance with the Indenture;

(h) provide for the issuance of Additional Notes;

(i) conform the text of the Indenture or the Notes to any provision of this Description of Notes; or

(j) comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

After an amendment becomes effective, the Company is required to mail, or in the case of global notes, send in accordance with the applicable procedures of the depositary, to Holders (with a copy to the trustee) a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

The Company may at any time terminate all its obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

In addition, the Company may at any time terminate:

(1) its obligations under the covenants described under “—Change of Control Triggering Event” and “—Certain Covenants” above, and

(2) the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the note guaranty provision described under “—Defaults” above and the limitations contained in clause (3) under the first paragraph of “—Merger and Consolidation” above (“covenant defeasance”).

In the event that the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4) and (5) (with respect only to the applicable Restricted Subsidiaries), (6) and (7) (with respect only to Significant Subsidiaries) or (8) under “—Defaults” above or because of the failure of the Company to comply with clause (3) under the first paragraph of “—Merger and Consolidation” above.

In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the “defeasance trust”) with the trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, in the opinion of a nationally recognized accounting firm, to pay the principal of, premium, if any, and interest on the Notes to redemption or maturity, as the case may be, and must comply with specified other conditions, including delivery to the trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

Satisfaction and Discharge

The Indenture (including the Subsidiary Guarantees) will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Notes, as expressly provided for in the Indenture) as to all Notes issued thereunder when:

(1) all outstanding Notes (other than Notes replaced or paid) have been canceled or delivered to the trustee for cancellation; or

(2) all outstanding Notes have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption, or will become due and payable within one year, and the Company irrevocably deposits with the trustee funds in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, in the written opinion of a nationally recognized firm of independent public accountants delivered to the trustee (which opinion shall only be required to be delivered if U.S. Government Obligations have been so deposited), to pay the principal of and interest on the outstanding Notes when due at maturity or upon redemption of, including interest thereon to maturity or such redemption date (other than Notes replaced or paid); and, in either case

(3) the Company pays all other sums payable under the Indenture by it.

Concerning the Trustee

MUFG Union Bank, N.A. is the trustee under the Indenture and has been appointed by the Company as registrar and paying agent with regard to the Notes. The Company and its subsidiaries may maintain accounts and conduct other banking transactions with affiliates of the trustee.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, member, manager or partner of the Company or any Subsidiary Guarantor, as such, will have any liability for any obligations of the Company or the Subsidiary Guarantors under the Notes, the Indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Governing Law

The Indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the “Description of Notes” above and in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Additional Assets” means:

(1) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Permitted Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clause (1) or (2) above is primarily engaged in a Permitted Business.

“Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(a) increased (without duplication) by the following to the extent deducted in calculating the Consolidated Net Income of such Person for such period:

(1) provision for Federal, state, local and foreign taxes based on income or profits or capital (including, without limitation, state franchise, excise and similar taxes and foreign withholding taxes of such Person) paid or accrued during such period, including any penalties and interest relating to any tax examinations, and (without duplication) net of any tax credits applied during such period (including tax credits applicable to taxes paid in earlier periods); plus

(2) Consolidated Interest Expense; plus

(3) depreciation and amortization expense; plus

(4) any expenses or charges (other than depreciation or amortization expense) related to any equity offering, Investment, acquisition, Asset Disposition or recapitalization permitted under the Indenture or the incurrence of Indebtedness permitted to be incurred under the Indenture (including any amendment, modification or refinancing thereof) (whether or not successful), including such fees, expenses or charges related to the Transactions; plus

(5) the amount of any restructuring charge or reserve or integration cost, including any one-time costs incurred in connection with the acquisitions or divestitures after the Issue Date; plus

(6) other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income of such Person for such period, including any impairment charges or the impact of purchase accounting (excluding any such non-cash charge, writedown or item to the extent it represents an accrual or reserve for a cash expenditure for a future period), less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period so long as such receipt of cash is not included in calculating Consolidated Net Income or Adjusted EBITDA in such later period); plus

(7) all expenses and charges relating to non-controlling Capital Stock and equity income in non-wholly owned Restricted Subsidiaries; plus

(8) any costs or expense incurred pursuant to any equity plan or stock option plan or any other director, officer, management or employee benefit plan, arrangement or agreement or any stock subscription or stockholder agreement; plus

(9) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in Adjusted EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such receipts were deducted in the calculation of Adjusted EBITDA pursuant to paragraph (b) below for any previous period and not otherwise added back in such period or any other period; plus

(10) cost savings, expense reductions, operating improvements, integration savings and synergies, in each case, resulting from acquisitions or divestitures after the Issue Date and projected by the Company in good faith to be realized as a result, and within 12 months, of such acquisition or divestiture;

(b) decreased (without duplication) by the following to the extent included in calculating the Consolidated Net Income of such Person for such period:

(1) non-cash gains other than (A) non-cash gains to the extent they represent the reversal of an accrual or cash reserve for a potential cash item that reduced Adjusted EBITDA in any prior period and (B) non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Adjusted EBITDA in such prior period.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Applicable Premium” means, with respect to a Note at any date of redemption, the greater of (i) 1.0% of the then-outstanding principal amount of such Note and (ii) the excess of (A) the present value at such date of redemption of (1) the redemption price of such note at October 15, 2024 (such redemption price being described under “—Optional Redemption”) plus (2) all remaining required interest payments due on such note through October 15, 2024 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate (as of such redemption date or, in the case of satisfaction and discharge or defeasance, as of the date on which funds are deposited with the Trustee) plus 50 basis points, over (B) the then-outstanding principal amount of such Note. The Applicable Premium shall be determined by the Company. The Trustee shall have no duty to calculate or verify the calculations of the Applicable Premium.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions that are part of a common plan) by the Company or any Restricted Subsidiary (other than operating leases entered into in the ordinary course of business), including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary),

(2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or

(3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary, other than, in each of cases (1), (2) and (3),

(A) any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary,

(B) for purposes of the provisions described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, a disposition subject to (and permitted by) the covenant described under “—Certain Covenants—Limitation on Restricted Payments,”

(C) a disposition of assets with a Fair Market Value of less than $100,000,000,

(D) any disposition of surplus, obsolete, discontinued or worn-out equipment or other assets that, in the good faith judgment of the Company, are no longer used or useful in the ongoing business of the Company and its Restricted Subsidiaries,

(E) (i) any disposition of cash or Cash Equivalents or readily marketable securities or (ii) any disposition resulting from the liquidation or dissolution of any Restricted Subsidiary to the extent made ratably in accordance with the relative equity interests held by, or capital accounts of, the owners thereof,

(F) any transaction that constitutes a Permitted Investment,

(G) the creation of any Permitted Lien,

(H) the unwinding of any obligations (contingent or otherwise) existing or arising under any Swap Contract,

(I) dispositions of delinquent accounts receivable in connection with collection or compromise thereof; any release of any intangible claims or rights in connection with a lawsuit, dispute or other controversy; licenses (including licenses of intellectual property), sublicenses, leases or subleases granted to any Persons and not interfering in any material respect with the business of the Company and its Subsidiaries,

(J) any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement, or disposition of properties that have been subject to a casualty to the respective insurer of such property or its designee as part of an insurance settlement; and any surrender or waiver of contract rights or a settlement, release or surrender of contract, tort or other claims in the ordinary course of business, and

(K) any disposition of securities of any Unrestricted Subsidiary.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

(1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

(2) the sum of all such payments.

“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of the Board of Directors of the Company.

“Business Day” means each day that is not a Legal Holiday.

“Capital Stock” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Company or any of its Restricted Subsidiaries:

(1) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof, or, in the case of a Foreign Subsidiary, readily marketable obligations issued or directly and fully guaranteed or insured by the government, governmental agency or applicable multinational intergovernmental organization of the country of such Foreign Subsidiary or backed by the full faith and credit of the government, governmental agency or applicable multinational intergovernmental organization of the country of such Foreign Subsidiary having maturities of not more than one year from the date of acquisition thereof;

(2) readily marketable obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and having, at the time of acquisition, the highest rating obtainable from Moody’s or S&P;

(3) demand deposits, time deposits, Eurodollar time deposits, repurchase agreements or reverse repurchase agreements with, or insured certificates of deposit or bankers’ acceptances of, or that are guaranteed by, any commercial bank that (i) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii)issues (or the parent of which issues) commercial paper rated as described in clause (4) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than one year from the date of acquisition thereof;

(4) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, in each case with maturities of not more than one year from the date of acquisition thereof;

(5) corporate promissory notes or other obligations maturing not more than one year after the date of acquisition which at the time of such acquisition have, or are supported by, an unconditional guaranty from a corporation with similar obligations which have the highest rating obtainable from Moody’s or S&P;

(6) Investments, classified in accordance with GAAP as current assets of the Company or any of its Restricted Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (1), (2), (3), (4) and (5) of this definition;

(7) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing; and

(8) solely with respect to any Foreign Subsidiary, non-Dollar denominated (i) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Foreign Bank”) and maturing within 180 days of the date of acquisition and (ii) equivalents of demand deposit accounts which are maintained with an Approved Foreign Bank.

“Change of Control” means:

(1) any event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the equity securities of the Company entitled to vote for members of the Board of Directors or equivalent governing body of the Company on a fully-diluted basis, or

(2) the Company sells, conveys, transfers or leases (either in one transaction or a series of related transactions) all or substantially all of its assets to, or merges or consolidates with, a Person other than a Subsidiary of the Company, other than a merger or consolidation where (A) the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company outstanding immediately prior to such transaction are converted into or exchanged for equity securities of the surviving or transferee Person constituting a majority of the outstanding equity securities of such surviving or transferee Person entitled to vote for members of the board of directors or equivalent governing body of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the equity securities of the surviving or transferee Person entitled to vote for members of the board of directors or equivalent governing body of the surviving or transferee Person on a fully diluted basis.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of:

(1) the aggregate amount of Adjusted EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters for which financial statements are then publicly available to

(2) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(A) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination, or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Adjusted EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period,

(B) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility or similar arrangement, unless such Indebtedness has been permanently repaid and the related commitment has been terminated and not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, Adjusted EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period,

(C) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the Adjusted EBITDA for such period shall be reduced by an amount equal to the Adjusted EBITDA, if positive, directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the Adjusted EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale,

(D) if since the beginning of such period the Company or any Restricted Subsidiary, by merger or otherwise, shall have made an Investment in any Restricted Subsidiary or any Person that becomes a Restricted Subsidiary or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Adjusted EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto, including the Incurrence of any Indebtedness as if such Investment or acquisition occurred on the first day of such period, and

(E) if since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period, shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by the Company or a Restricted Subsidiary during such period, Adjusted EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction under this definition, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company and shall comply with the requirements of Regulation S-X promulgated by the SEC, but may also include, in the case of sales of assets, Investments or acquisitions referred to above, the net reduction in costs that have been realized or are reasonably anticipated to be realized in good faith with respect to such sale of assets, Investment or acquisition within twelve months of the date thereof and that are reasonable and factually supportable, as if all such reductions in costs had been effected as of the beginning of such period, decreased by any incremental expenses incurred or to be incurred during such four-quarter period in order to achieve such reduction in costs, as set forth in an Officers’ Certificate delivered to the Trustee that outlines the specific actions taken or to be taken and the net reduction in costs achieved or to be achieved from each such action and that certifies that such cost reductions meet the criteria set forth in this sentence.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period, taking into account any Swap Contract applicable to such Indebtedness if such Swap Contract has a remaining term as of the date of determination in excess of 12 months. If the interest on any such Indebtedness may be determined based on rates chosen by the Company, pro forma interest expense may be determined based on such optional rate chosen as the Company may designate.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Company and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP and without duplication, all (a) Indebtedness for borrowed money and all obligations evidenced by notes, bonds, debentures, loan agreements or similar instruments, (b) Indebtedness in respect of the deferred purchase price of property or services (which such Indebtedness excludes, for the avoidance of doubt, trade accounts payable or similar obligations to a trade creditor in the ordinary course of business and any contingent earn out obligation or other contingent obligation related to an acquisition or an Investment permitted hereunder), (c) Indebtedness arising under letters of credit (excluding Performance Letters of Credit), (d) all Indebtedness with respect to Disqualified Stock or Preferred Stock of Restricted Subsidiaries, (e) Guarantees of the foregoing types of Indebtedness and (f) all Indebtedness of the types referred to in clauses (a) through (e) above of any partnership in which the Company or a Restricted Subsidiary is a general partner; provided, that “Consolidated Funded Indebtedness” shall exclude all obligations under any Swap Contract.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its Restricted Subsidiaries, plus, to the extent Incurred by the Company and its Restricted Subsidiaries in such period but not included in such interest expense, without duplication:

(1) interest expense attributable to Capitalized Leases and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction,

(2) amortization of debt discount and debt issuance costs,

(3) capitalized interest,

(4) non-cash interest expense,

(5) commissions, discounts and other fees and charges attributable to letters of credit and bankers’ acceptance financing,

(6) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary,

(7) net payments, if any, under Swap Contracts,

(8) all dividends in respect of all Disqualified Stock of the Company and all Preferred Stock of any of the Subsidiaries of the Company (other than dividends payable solely in Capital Stock of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary), and

(9) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Adjusted EBITDA of the Company and its Restricted Subsidiaries on a consolidated basis for the most recently completed four fiscal quarters of the Company. The Consolidated Leverage Ratio shall be calculated consistent with the pro forma adjustments contemplated by the definition of Consolidated Coverage Ratio.

“Consolidated Net Income” shall mean, for any Person for any period of measurement, the consolidated net income (or net loss) of such Person for such period, determined on a consolidated basis in accordance with GAAP; provided that in computing such amount for the Company and its Restricted Subsidiaries, there shall be excluded extraordinary gains and extraordinary losses of such Person for such period.

“Consolidated Senior Secured Indebtedness” means, at any time, without duplication, the aggregate principal amount of all Consolidated Funded Indebtedness of the Company and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP that, as of such date, is secured by a Lien on any asset of the Company or any Restricted Subsidiary (other than liens described in sub item 3(d) of the definition of Permitted Liens).

“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Senior Secured Indebtedness as of such date to (b) Adjusted EBITDA of the Company and its Restricted Subsidiaries on a consolidated basis for the most recently completed four fiscal quarters of the Company. The Consolidated Senior Secured Leverage Ratio shall be calculated consistent with the pro forma adjustments contemplated by the definition of Consolidated Coverage Ratio.

“Consolidated Tangible Assets” means, as of any date of determination, total assets of the Company and its Restricted Subsidiaries less goodwill and other intangible assets of the Company and its Restricted Subsidiaries as of the most recent fiscal quarter end for which an internal consolidated balance sheet of the Company and its Subsidiaries is available, all calculated on a consolidated basis in accordance with GAAP.

“Consolidation” means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP consistently applied; provided, however, that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an Investment. The term “Consolidated” has a correlative meaning.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Existing Credit Agreement), commercial paper facilities or indentures, in each case with banks or other lenders or a trustee, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or issuances of notes, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation.

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable, or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock, excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary; provided, however, that any such conversion or exchange shall be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable, or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in the case of each of clauses (1), (2) and (3), on or prior to the date that is one year after the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the date that is one year after the Stated Maturity of the Notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of the covenants described under “—Change of Control” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

“Domestic Restricted Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the new notes.

“Existing Credit Agreement” means the credit agreement, dated as of December 5, 2017, among the Company, the guarantors from time to time party thereto, Bank of America, N.A. as administrative agent, and the other parties from time to time party thereto, together with all amendments, modifications, amendments and restatements and supplements thereto.

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction, as determined by an Officer in good faith. The Fair Market Value of property or assets other than cash which involves an aggregate amount in excess of $25,000,000 shall have been determined by the Board of Directors in good faith and evidenced by a Board Resolution.

“Foreign Subsidiary” means (i) any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia and any direct or indirect Subsidiary of such Subsidiary, and (ii) any Person substantially all of whose assets consist of equity interests and/or indebtedness of one or more Foreign Subsidiaries and any other assets incidental thereto.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

(2) statements and pronouncements of the Public Company Accounting Oversight Board,

(3) such other statements by such other entities as approved by a significant segment of the accounting profession, and

(4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC;

provided, with respect to any reports or financial information required to be delivered pursuant to the covenant described above under “—Certain Covenants—SEC Reports,” such reports or financial information shall be prepared in accordance with GAAP as in effect on the date thereof.

All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” when used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

The amount of any Guarantee or other contingent liability, to the extent constituting Indebtedness or an Investment, shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person or entity in good faith. For the avoidance of doubt, the stated or determinable amount of any undrawn revolving facility shall be zero.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means to issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that: any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. The accretion of principal of a non interest bearing or other discount security or accrual of payment in kind interest shall not be deemed the Incurrence of Indebtedness.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(1) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(2) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (other than any Guarantees thereof and contingent obligations under or relating to bank guaranties or surety bonds);

(3) net obligations of such Person under any Swap Contract if and to the extent such obligations would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(4) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable or similar obligations to a trade creditor in the ordinary course of business and other than any contingent earn-out obligation or other contingent obligation related to an acquisition or an Investment permitted hereunder);

(5) Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of (i) the Fair Market Value of such asset at such date of determination and (ii) the amount of such Indebtedness of such other Person;

(6) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person;

(7) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends); and

(8) all Guarantees of such Person in respect of any of the foregoing Indebtedness.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Guarantee of Indebtedness shall be determined in accordance with the definition of “Guarantee.” Notwithstanding the foregoing, Indebtedness of the Company and its Restricted Subsidiaries shall not include short-term intercompany payables between or among two or more of the Company and its Restricted Subsidiaries arising from cash management transactions. “Interest” means, with respect to the Notes, the cash interest (including any Additional Interest) payable on the Notes.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person in another Person, whether by means of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment at any time outstanding shall be (i) the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, minus (ii) the amount of dividends or distributions received in connection with such Investment and any return of capital or repayment of principal received in respect of such Investment that, in each case, is received in cash or Cash Equivalents.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and a rating equal to or higher than BBB-(or the equivalent) by S&P (or, if either such entity ceases to rate the Notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company as a replacement Rating Agency).

“Issue Date” means September 30, 2019.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Legal Holiday” means a Saturday, Sunday or other day on which banking institutions are not required by law or regulation to be open in the State of New York.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance (including any easement, right-of-way or other encumbrance on title to real property), lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Material Credit Facility” means any Credit Facility under which there is outstanding (without duplication) Indebtedness of the Company or any Guarantor in an aggregate principal amount equal to or greater than $100,000,000 other than, for the avoidance of doubt, any factoring, securitization or vendor finance transactions.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Available Cash” from an Asset Disposition means cash consideration received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition,

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition,

(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition,

(4) payments of unassumed liabilities relating to the assets sold at the time of, or within 60 days after, the date of such sale to the extent required by any agreement or contract relating to such liabilities, and

(5) appropriate amounts to be provided by the seller as a reserve against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition, including indemnification obligations associated with such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Company or of a Subsidiary Guarantor, as appropriate.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel, which counsel shall be reasonably satisfactory to the trustee. The counsel may be an employee of or counsel to the Company or a Subsidiary Guarantor.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes, in the case of the Company, or the applicable Subsidiary Guarantee, in the case of any Subsidiary Guarantor (without giving effect to collateral arrangements).

“Permitted Business” means the businesses engaged in by the Company and its Subsidiaries on the Issue Date and any Related Business.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

(2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;

(3) cash or Cash Equivalents or the Notes or the Exchange Notes and Investments made in accordance with the Company’s investment policy, as in effect from time to time;

(4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) advances to officers, directors and employees of the Company and Restricted Subsidiaries made in the ordinary course of business for travel, entertainment, relocation and analogous ordinary business purposes;

(7) Swap Contracts otherwise permitted under the Indenture;

(8) Prepaid expenses, negotiable instruments held for collection, lease, utility, workers’ compensation, performance and other similar deposits in the ordinary course of business;

(9) Investments to the extent paid for in Capital Stock (other than Disqualified Stock) of the Company;

(10) Investments acquired by the Company or a Restricted Subsidiary as a result of a foreclosure by, or other transfer of title to, the Company or a Restricted Subsidiary with respect to a secured Investment;

(11) Investments in joint ventures and other business entities (in each case that are not Subsidiaries of the Company) that are engaged in a Permitted Business, having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (11) that are at the time outstanding not to exceed the greater of (A) $250,000,000 and (B) 10% of Consolidated Tangible Assets as of the last day of the most recent fiscal quarter;

(12) Investments, in any Person, having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) that are outstanding at the time of incurrence thereof not to exceed the greater of (A) $250,000,000 and (B) 10% of Consolidated Tangible Assets as of the last day of the most recent fiscal quarter;

(13) Loans, advances and Guarantees permitted by the covenant described under “—Certain Covenants—Limitation on Indebtedness;”

(14) Investments consisting of advances to customers or suppliers in the ordinary course of business;

(15) Investments (i) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments (including Capital Stock) received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and (ii) received in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to the Company or any Restricted Subsidiary, or as security for any such Indebtedness or claim;

(16) Investments in property and other assets owned or used by the Company or any Restricted Subsidiary in the ordinary course of business; and

(17) Investments existing on the Issue Date.

“Permitted Liens” means:

(1) Liens securing (i) Indebtedness under any Credit Facility permitted by clause (1) of paragraph (b) of the covenant described above under “—Limitation on Indebtedness” and (ii) other Indebtedness permitted to be Incurred pursuant to the covenant described above under “—Limitation on Indebtedness;” provided that in the case of any such Indebtedness described in this subclause (ii), such Indebtedness, when aggregated with the amount of Indebtedness of the Company and its Restricted Subsidiaries which is secured by a Lien, does not cause the Consolidated Senior Secured Leverage Ratio to exceed 2.50 to 1.0; provided, further, that for purposes of this clause (1), at the Company’s option, any revolving credit commitment shall be deemed to be Indebtedness Incurred in the full amount of such commitment on the date such commitment is established (and thereafter, shall be included in “Consolidated Senior Secured Indebtedness” on such basis for purposes of determining the Consolidated Senior Secured Leverage Ratio under this clause (1) to the extent and for so long as such revolving credit commitment remains outstanding) and any subsequent repayment and borrowing under such revolving credit commitment shall be permitted to be secured by a Lien pursuant to this clause (1);

(2) Liens outstanding on the Issue Date (other than Liens referred to in clause (1) above) and any Replacement Liens thereof;

(3) (a) Liens for Taxes, assessments or charges of any Governmental Authority or claims not yet due (or, if failure to pay prior to delinquency but after the due date does not result in additional material amounts being due, which are not yet delinquent) or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with the provisions of GAAP or equivalent accounting standards in the country of organization, (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, customs and revenue authorities and other Liens imposed by law and created in the ordinary course of business for amounts not yet due (or, if failure to pay prior to delinquency but after the due date does not result in additional material amounts being due, which are not yet delinquent) or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with the provisions of GAAP or equivalent accounting standards in the Country of origin, (c) Liens (other than any Lien imposed under ERISA) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds and Liens securing obligations under indemnity agreements for surety bonds) or other Liens in connection with workers’ compensation, unemployment insurance and other types of social security benefits; Liens deemed to exist in connection with Investments in repurchase agreements permitted under subsection (3) of the definition of Investments; Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection; pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to the Company or any of its Restricted Subsidiaries, (d) Liens consisting of any right of offset, or any statutory or consensual banker’s lien, on bank deposits or securities accounts maintained in the ordinary course of business so long as such bank deposits or securities accounts are not established or maintained for the purpose of providing such right of offset or banker’s lien, (e) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and other restrictions, charges or encumbrances (whether or not recorded), which do not interfere materially and adversely with the ordinary conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, (f) building restrictions, zoning laws, entitlements, conservation and environmental restrictions and other similar statutes, laws, rules, regulations, ordinances and restrictions, now or at any time hereafter adopted by any Governmental Authority having jurisdiction, (g) licenses, sublicenses, leases or subleases granted to third parties and not interfering in any material respect with the ordinary conduct of the business of the Company and the Restricted Subsidiaries, taken as a whole, (h) any (A) interest or title of a lessor or sublessor under any lease not prohibited by the Indenture, (B) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (C) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding subclause (B), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease, (i) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods and (j) Liens in favor of any Governmental Authority on deposit accounts in connection with auctions conducted on behalf of such Governmental Authorities in the ordinary course of business; provided that such Liens apply only to the amounts actually obtained from auctions conducted on behalf of such Governmental Authorities;

(4) any attachment or judgment Lien not otherwise constituting an Event of Default under clause (7) of “Defaults” in existence less than sixty (60) days after the entry thereof or with respect to which (i) execution has been stayed, (ii) payment is covered in full by insurance, or (iii) the Company or any of its Restricted Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and shall have set aside on its books such reserves as may be required by GAAP with respect to such judgment or award;

(5) Liens securing Indebtedness permitted under clause (b)(8) of the covenant described under “—Limitation on Indebtedness;” provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and the products and proceeds thereof and (ii) the Indebtedness secured thereby does not exceed the purchase price of the property being acquired on the date of acquisition;

(6) Liens (i) on assets of any Restricted Subsidiary which are in existence at the time that such Restricted Subsidiary is acquired after the Issue Date, and (ii) on assets of any Loan Party (as defined in the Existing Credit Agreement) or any Restricted Subsidiary which are in existence at the time that such assets are acquired after the Issue Date, and, in each case, any Replacement Liens thereof; provided that such Liens (A) are not incurred or created in anticipation of such transaction and (B) attach only to the acquired assets or the assets of such acquired Restricted Subsidiary and the proceeds and products of such assets (and the proceeds and products thereof);

(7) Liens securing Swap Contracts of the Company or any of its Restricted Subsidiaries permitted to be incurred under the Indenture;

(8) Liens on property necessary to defease Indebtedness that was not incurred in violation of the Indenture;

(9) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(10) Liens securing the Notes or the Exchange Notes and the Guarantees thereof;

(11) any pledge of the Capital Stock of an Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary; and

(12) other Liens securing obligations outstanding in aggregate amount not to exceed the greater of $250,000,000 and 7.5% of Consolidated Tangible Assets.

“Permitted Securities” means, with respect to any Asset Disposition, Voting Stock of a Person primarily engaged in a Permitted Business; provided that after giving effect to the Asset Disposition such Person shall become a Restricted Subsidiary.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Qualified Equity Offering” means an offering for cash by the Company of its common stock.

“Rating Agency” means Moody’s and S&P or if Moody’s or S&P or both cease to rate the Notes for reasons outside of the control of the Company, any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company as a replacement Rating Agency.

“Rating Decline” means, with respect to the Notes, the occurrence of a decrease in the rating of the Notes by one or more gradations by the two Rating Agencies (including gradations within rating categories, as well as between categories), within 60 days after the earlier of (x) a Change of Control, (y) the date of public notice of a Change of Control or (z) public notice by the Company to effect a Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by each such Rating Agency); provided, however, that a Rating Decline otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Decline for purposes of the definition of Change of Control Triggering Event) unless the Rating Agency making the reduction in rating to which this definition would otherwise apply announces or publicly confirms or informs the Trustee in writing at the Company’s or the Trustee’s request that the reduction was the result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Decline); provided, further, that notwithstanding the foregoing, a Rating Decline shall not be deemed to have occurred so long as the Notes have an Investment Grade Rating from any of the two Rating Agencies.

“Receivable” means any Indebtedness and other payment obligations owed to the Company or any Restricted Subsidiary, whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each case arising in connection with (a) the sale of goods or the rendering of service or (b) the lease, license, rental or use of equipment, facilities or software, including the obligation to pay any finance charges, fees and other charges with respect thereto.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that is Incurred to Refinance any Indebtedness of the Company or any Restricted Subsidiary Incurred in compliance with the Indenture; provided, however, that:

(1) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced,

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced,

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced (plus all accrued interest thereon and the amount of any reasonably determined premium necessary to accomplish the Refinancing and such reasonable expenses incurred in connection therewith), and

(4) (A) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes or any Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantee at least to the same extent as the Indebtedness being Refinanced and (B) if the Indebtedness being Refinanced is pari passu in right of payment with the Notes or any Subsidiary Guarantee, such Refinancing Indebtedness is pari passu with or subordinated in right of payment to the Notes or such Subsidiary Guarantee; provided further, however, that Refinancing Indebtedness shall not include:

(i) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that Refinances Indebtedness of the Company, or

(ii) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Registration Rights Agreements” means the Registration Rights Agreements, dated September 30, 2019, December 20, 2019 and June 11, 2020, in each case among the Company, the Subsidiary Guarantors and the initial purchasers of the Notes.

“Related Business” means any business reasonably similar, incidental, complementary or related to, or a reasonable extension, development or expansion of, or necessary to, the businesses of the Company and the Restricted Subsidiaries as may evolve from time to time and reasonable extensions thereof.

“Replacement Lien” means, with respect to any Lien, any modifications, replacements, refinancings, renewals or extensions of such Lien, provided that (A) the property covered thereby is not increased other than the addition of proceeds, products, accessions and improvements to such property on customary terms, (B) the amount of Indebtedness, if any, secured thereby is not increased unless permitted under the caption “—Limitation on Indebtedness” and (C) any modification, replacement, refinancing, renewal or extension of the Indebtedness, if any, secured or benefited thereby is permitted by clause (b)(4) under the caption “—Limitation on Indebtedness.”

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Financial Services LLC or any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company secured by a Lien. “Secured Indebtedness” of a Subsidiary Guarantor has a correlative meaning.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Significant Subsidiary Guarantor” means a Significant Subsidiary that is a Subsidiary Guarantor.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in such security as the fixed date on which the final payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such Indebtedness at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes pursuant to a written agreement. “Subordinated Obligation” of a Subsidiary Guarantor has a correlative meaning.

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned, directly or indirectly, by:

(1) such Person,

(2) such Person and one or more Subsidiaries of such Person or

(3) one or more Subsidiaries of such Person.

“Subsidiary Guarantee” means each Guarantee of the obligations with respect to the Notes issued by a Restricted Subsidiary of the Company pursuant to the terms of the Indenture.

“Subsidiary Guarantor” means any Restricted Subsidiary that provides a Subsidiary Guarantee and its successors and assigns until released from its obligations under its Subsidiary Guarantee in accordance with the terms of the Indenture.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value (s) determined in accordance therewith, such termination value (s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Lease Obligation” means the monetary obligation of a Person under a so-called synthetic, off-balance sheet or tax retention lease.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions” means the issuance and sale of the Notes and the payment of fees and expenses in connection therewith.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term of the Notes to October 15, 2024; provided, however, that if the then remaining term of the Notes to October 15, 2024 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term of the Notes to October 15, 2024 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. The Company or its agent shall obtain the Treasury Rate.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Trust Officer” means any officer having direct responsibility for the administration of the Indenture and the Notes, or any other officer to whom a particular matter relating to the Indenture is referred because of such person’s knowledge and familiarity with the subject.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors or an Officer in the manner provided below, and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors or an Officer may designate any Subsidiary of the Company, including any newly acquired or newly formed Subsidiary of the Company, to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided, however, that either:

(A) the Subsidiary to be so designated has total Consolidated assets of $100,000 or less or

(B) if such Subsidiary has Consolidated assets greater than $100,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors or an Officer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness” or the Company would have a Consolidated Coverage Ratio equal to or greater than the Consolidated Coverage Ratio of the Company immediately prior to such transaction, and

(y) no Default shall have occurred and be continuing.

Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors or an Officer shall be evidenced to the Trustee by filing with the Trustee (i) a copy of the Board

Resolution (if applicable) giving effect to such designation and (ii) an Officers’ Certificate (a) certifying that such designation complied with the foregoing provisions and (b) giving the effective date of the designation, and the filing with the Trustee shall occur after the end of the fiscal quarter of the Company in which such designation is made within the time period for which reports are to be required to be provided under “—Certain Covenants—SEC Reports.”

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or Trustees thereof.

BOOK ENTRY; DELIVERY AND FORM

New notes will be offered and exchanged in minimum principal amounts of $2,000 and integral multiples of $1,000 in excess thereof. We will issue new notes in the form of one or more permanent global notes in fully registered, book-entry form without interest coupons, which we refer to as the “global notes.”

Each such global note will be deposited with, or on behalf of, DTC, as depositary, and registered in the name of Cede & Co. (DTC’s partnership nominee). Investors may elect to hold their interests in the global notes through either DTC (in the United States), or Euroclear Bank S.A./N.V., as the operator of the Euroclear System (“Euroclear”), or Clearstream Banking, société anonyme, Luxembourg (“Clearstream”), if they are participants in those systems, or indirectly through organizations that are participants in those systems. Each of Euroclear and Clearstream will appoint a DTC participant to act as its depositary for the interests in the global notes that are held within DTC for the account of each settlement system on behalf of its participants.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the global notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the global notes; and

(2) ownership of these interests in the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interest in the global notes).

Investors who are participants in DTC’s system may hold their interests in the global notes directly through DTC. Investors who are not participants may hold their interests in the global notes indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

Except as described below, owners of interests in the global notes will not have new notes registered in their names, will not receive physical delivery of new notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose. Payments in respect of the principal of, premium, if any, interest, and additional interest on the old notes, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, we and the trustee will treat the persons in whose names the new notes, including the global notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any agent of ours or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interest in the global notes or for maintaining, supervising or reviewing any of DTC’s records relating to the identity of the participants to whose accounts the global notes are credited or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the new notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of new notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the new notes, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a Holder of new notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the new notes as to which such participant or participants have given such direction.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the trustee nor any of our respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A global note is exchangeable for definitive notes in registered certificated form (“certificated notes”), if (a) DTC notifies us that it is unwilling or unable to continue as depositary for the global notes; (b) DTC has ceased to be a clearing agency registered under the Exchange Act, and in each case of (a) or (b) we fail to appoint a successor depositary within 90 days after becoming aware of such condition; or (c) we, at our option, notify the trustee that we elect to cause the issuance of definitive notes in exchange for global notes.

In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

The new notes represented by the global notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

We expect that, because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the material U.S. federal income tax consequences of the exchange of old notes for new notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. The following relates only to new notes that are acquired in this offering in exchange for old notes originally acquired at their initial offering for an amount of cash equal to their issue price. Unless otherwise indicated, this summary addresses only the U.S. federal income tax consequences relevant to investors who hold the old notes and the new notes as “capital assets” within the meaning of Section 1221 of the Code.

This summary does not address all of the U.S. federal income tax considerations that may be relevant to a particular holder in light of the holder’s individual circumstances or to holders subject to special rules under U.S. federal income tax laws, such as banks and other financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt organizations, entities and arrangements classified as partnerships for U.S. federal income tax purposes and other pass-through entities (and persons holding the notes through a partnership or other pass-through entity), retirement plans, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, persons liable for U.S. federal alternative minimum tax, U.S. holders whose functional currency is not the U.S. dollar, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” U.S. holders who hold notes through non-U.S. brokers or other non-U.S. intermediaries, persons required to accelerate their reporting of gross income as a result of such income being recognized on an applicable financial statement and persons holding new notes as part of a “straddle,” “hedge,” “conversion transaction,” or other integrated investment. The discussion does not address any foreign, state, local or non-income tax consequences of the exchange of old notes for new notes.

This discussion is for general purposes only and is not intended to be, and should not be construed to be, legal or tax advice to any particular holder. Holders are urged to consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences under U.S. federal estate or gift tax laws, as well as foreign, state, or local laws and tax treaties, and the possible effects of changes in tax laws.

The exchange of old notes for new notes pursuant to the exchange offer will not be a taxable transaction for U.S. federal income tax purposes. Holders of old notes will not realize any taxable gain or loss as a result of such exchange and will have the same adjusted issue price, tax basis, and holding period in the new notes as they had in the old notes immediately before the exchange. The U.S. federal income tax consequences of holding and disposing of the new notes will generally be the same as those applicable to the old notes.

PLAN OF DISTRIBUTION

Any broker-dealer who holds old notes that were acquired for its own account as a result of market-making activities or other trading activities (other than old notes acquired directly from the Company) may exchange such old notes pursuant to the exchange offer. Such broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act and must comply with the prospectus delivery requirements of the Securities Act in connection with any resales of the new notes received by such broker-dealer in the exchange offer. Accordingly, each broker-dealer that receives new notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealers during the period referred to below in connection with such resales. We have agreed that this prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealers in connection with resales of such new notes for a period ending 20 business days after the date on which the registration statement of which this prospectus forms a part is declared effective, or, if earlier, the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities. In addition, until October 13, 2020, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We and the Guarantors will not receive any proceeds from the issuance of new notes in the exchange offer or from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own accounts may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices relating to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. As indicated above, any broker-dealer that resells new notes that were received by it for its own account in connection with the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of new notes may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 20 business days after the date on which the registration statement of which this prospectus forms a part is declared effective, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the new notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters in connection with this exchange offer will be passed upon for us by Womble Bond Dickinson (US) LLP. Certain matters of Oregon law will be passed upon for us by Perkins Coie LLP.

EXPERTS

The consolidated financial statements of Qorvo, Inc. and subsidiaries as of March 28, 2020 and March 30, 2019 and for each of the two years in the period ended March 28, 2020 appearing in Qorvo, Inc.’s Annual Report (Form 10-K) for the year ended March 28, 2020, and the effectiveness of Qorvo, Inc.’s internal control over financial reporting as of March 28, 2020 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Qorvo, Inc. for the year ended March 31, 2018 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We make available, free of charge through our website (http://www.qorvo.com), our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy and information statements, and amendments to such reports filed or furnished pursuant to Sections 13(a), 14 and 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file these reports with, or furnish them to, the SEC. In addition, such reports are also available free of charge through the SEC’s website (http://www.sec.gov). The reference to our website address is for informational purposes only and shall not, under any circumstances, be deemed to incorporate the information available at or through such website address into this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to other documents. We hereby incorporate by reference the following documents or information filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended March 28, 2020 filed with the SEC on May 20, 2020;

•	our Current Reports on Form 8-K filed with the SEC on May 18, 2020, May 28, 2020, May 28, 2020 and June 11, 2020;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on June 23, 2020;

•

all filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement; and

•

all filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the securities made under this prospectus.

Provided, however, that we are not incorporating by reference any documents or information, including parts of documents that we file with the SEC, that are deemed to be furnished and not filed with the SEC. Unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized and incorporated by reference in this prospectus, if such person makes a written or oral request directed to:

Qorvo, Inc.

Attention: Corporate Secretary

7628 Thorndike Road

Greensboro, North Carolina 27409

(336) 664-1233

In order to ensure timely delivery, you must request the information no later than August 6, 2020, which is five business days before the expiration of the exchange offer.

$850,000,000

Exchange Offer

New $850,000,000 4.375% Senior Notes due 2029 and Guarantees,

that have been registered under the Securities Act of 1933

for

$850,000,000 4.375% Senior Notes due 2029 and Guarantees

July 15, 2020